MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

and

LANDON A. JORDAN

Dated as of August 8, 2014

Table of Contents

Page

TOC \t "Heading 1,1, Heading 2,2" \* MERGEFORMAT ARTICLE I SALE AND PURCHASE OF THE COMPANY INTERESTS	1
Section 1.1	Sale and Purchase of the Company Interests1
Section 1.2	Closing1
Section 1.3	Purchase Price1
Section 1.4	Allocation3
Section 1.5	Withholding3
Section 1.6	Other Closing Deliveries3
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER	4
Section 2.1	Status4
Section 2.2	Authorization4
Section 2.3	Non-Contravention5
Section 2.4	Capitalization; Title5
Section 2.5	No Subsidiaries6
Section 2.6	Financial Statements; Accounting Controls6
Section 2.7	Undisclosed Liabilities6
Section 2.8	Absence of Certain Changes6
Section 2.9	Listed Contracts7
Section 2.10	Properties9
Section 2.11	Intellectual Property; Information Technology10
Section 2.12	Litigation11
Section 2.13	Compliance with Laws11
Section 2.14	Permits and Licenses11
Section 2.15	Environmental Matters12
Section 2.16	Employees, Labor Matters, Etc.12
Section 2.17	Employee Benefit Plans and Related Matters; ERISA13
Section 2.18	Tax Matters15
Section 2.19	Insurance17
Section 2.20	Regulatory Matters17
Section 2.21	Agreements with Governmental Authorities17
Section 2.22	Market Conduct17
Section 2.23	Intercompany Accounts; Transactions with Affiliates18
Section 2.24	Down-Line Agents and Suppliers; Customer Leads18
Section 2.25	Investment Company19
Section 2.26	Books and Records19
Section 2.27	Finders’ Fees19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	19
Section 3.1	Corporate Status19
Section 3.2	Authorization19
Section 3.3	Non-Contravention19
Section 3.4	Finders’ Fees20

i

ARTICLE IV CERTAIN COVENANTS	20
Section 4.1	Conduct of the Business20
Section 4.2	Notice of Certain Events22
Section 4.3	No Solicitation23
Section 4.4	Access to Information; Confidentiality23
Section 4.5	Public Announcements25
Section 4.6	Consents25
Section 4.7	Insurance26
Section 4.8	Further Assurances26
Section 4.9	Books and Records26
Section 4.10	Remediation of Security Breaches27
Section 4.11	Intercompany Obligations and Agreements27
ARTICLE V TAX MATTERS	27
Section 5.1	Tax Indemnities27
Section 5.2	Proration of Taxes28
Section 5.3	Tax Returns29
Section 5.4	Tax Contests30
Section 5.5	Books and Records; Cooperation30
Section 5.6	Transfer Taxes31
Section 5.7	Additional Covenants31
ARTICLE VI CONDITIONS PRECEDENT	32
Section 6.1	Conditions to the Obligations of Buyer and Seller32
Section 6.2	Conditions to Obligations of Buyer32
Section 6.3	Conditions to Obligations of Seller33
ARTICLE VII TERMINATION	33
Section 7.1	Termination33
Section 7.2	Effect of Termination34
ARTICLE VIII INDEMNIFICATION	35
Section 8.1	Survival35
Section 8.2	Indemnification by Seller35
Section 8.3	Indemnification by Buyer35
Section 8.4	Miscellaneous.36
Section 8.5	Adjustments; Payments, Etc.37
Section 8.6	Third Party Claim Procedures38
Section 8.7	Direct Claims40
ARTICLE IX DEFINITIONS	40
Section 9.1	Certain Terms40
Section 9.2	Construction49

ii

ARTICLE X MISCELLANEOUS	50
Section 10.1	Notices50
Section 10.2	Amendment; Waivers, Etc.51
Section 10.3	Expenses51
Section 10.4	Governing Law, Submission to Jurisdiction, Waiver of Jury Trial51
Section 10.5	Successors and Assigns52
Section 10.6	Entire Agreement52
Section 10.7	Severability52
Section 10.8	Counterparts; Effectiveness; Third Party Beneficiaries52
Section 10.9	Specific Performance53

Schedules

Schedule 1.3(c) – Company Operating Budget

Schedule 1.4 - Allocation

Schedule 4.11 – Intercompany Obligations and Agreements

Schedule 6.2(g) – Required Third Party Consents

Exhibit

Exhibit A – Jordan Employment Agreement

Exhibit B – Example Calculation of Adjusted EBITDA

iii

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2014, is made and entered into by and between Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Buyer”), and Landon A. Jordan (“Seller”).

RECITALS

A.  Seller owns all of the issued and outstanding membership interests of American Service Insurance Agency, LLC, a Texas limited liability company (respectively, the “Company Interests” and the “Company”).

B.  Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the Company Interests, on the terms and subject to the conditions set forth in this Agreement.

Accordingly, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF the company interests

Section 1.1 Sale and Purchase of the Company Interests

.

Upon the terms and subject to the conditions set forth herein, Seller shall sell the Company Interests to Buyer and Buyer shall purchase the Company Interests from Seller on the terms and subject to the conditions set forth herein.

Section 1.2 Closing

.

Unless this Agreement shall have been terminated pursuant to Section 7.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the parties intend for the closing of the purchase and sale of the Company Interests (the “Closing”) to take place at 10:00 a.m., New York City time, on August 8, 2014 (the “Closing Date”) if and only if all of the conditions set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at the offices of Buyer, 15438 N. Florida Avenue, Suite 201, Tampa, Florida, unless another date, time or place is agreed to in writing by the parties.  At the Closing:

(a) Seller shall deliver to Buyer certificates representing all of the Company Interests, duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite transfer stamps; and

(b) Buyer shall pay portion of the Purchase Price due at Closing to Seller in the amount and in the manner specified in Section 1.3(a)(i).

Section 1.3Purchase Price

Section 1.4.

(a) Purchase Price.  The aggregate purchase price to be paid by Buyer for the Membership Interests (the “Purchase Price”) will consist of the following amounts, all of which will be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer:

(i)  Closing Payment.  $1,825,000 less the Deposit Amount, payable by Buyer to Seller at the Closing.

(ii)  2014-2015 Performance Threshold Payment.  Subject to the resolution of any disputes pursuant to Section 1.3(c), $1,175,000 payable by Buyer to Seller on or before November 16, 2015 if Adjusted EBITDA of the Company for the period from September 1, 2014 through August 31, 2015 equals or exceeds $600,000 (the “2014-2015 Performance Threshold”).

(iii)  2015-2016 Performance Threshold.  Subject to the resolution of any disputes pursuant to Section 1.3(c), $1,000,000 payable by Buyer to Seller on or before November 15, 2016 if Adjusted EBITDA of the Company for the period from September 1, 2015 through August 31, 2016 equals or exceeds $800,000 (the “2015-2016 Performance Threshold”).

(b) Operating Budget.  Attached as Schedule 1.3(b) is a budget setting forth the anticipated spending required by the Company in the ordinary course of the operation of the Company during calendar years 2014 and 2015 in the context of the Performance Thresholds (“Company Operating Budget”).  The parties acknowledge that although the Company Operating Budget is based on assumptions, it is reasonable and was mutually agreed upon in the context of the Performance Thresholds.  The parties agree that Buyer’s refusal to fund the operations of the Company above the amounts set forth in the Company Operating Budget shall not constitute a breach of this Agreement or otherwise form the basis of a claim in equity or at law.

(c) Calculation of Performance Thresholds; Disputes.

(i)  On or before October 15, 2015 and October 17, 2016, Buyer shall prepare and deliver to Seller a written statement (each, a “Performance Threshold Statement”) showing Buyer’s computation of  Adjusted EBITDA of the Company for, as applicable, the period from September 1, 2014 through August 31, 2015 and the period from September 1, 2015 through August 31, 2016.

(ii)  Seller shall have fifteen (15) Business Days from his receipt of the applicable Performance Threshold Statement (“Review Period”) to inform Buyer in writing (a “Seller Objection Notice”) whether he disputes any item contained therein, which Seller Objection Notice shall identify in reasonable detail those items and amounts which Seller disputes (the “Disputed Items”).   If a Seller Objection Notice is not delivered to Buyer prior to the expiration of the Review Period, the Performance Threshold Statement as prepared by Buyer shall be final, binding and non-appealable by the parties.  If Seller delivers the Seller Objection Notice prior to the expiration of the Review Period, Seller and Buyer agree to negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within fifteen (15) Business Days after the delivery of the Seller Objection Notice, Seller or Buyer may submit any unresolved Disputed Items (and only such unresolved Disputed Items) to an independent regional accounting firm mutually selected by Seller and Buyer (the “Accounting Firm”).  Seller and Buyer shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are first submitted to the Accounting Firm by Seller or Buyer, as applicable.  In resolving any such dispute, the Accounting Firm may not assign a value to the any unresolved Disputed Item greater than the highest amount Seller or Buyer assigns to such Disputed Item in the applicable Seller Objection Notice or Performance Threshold Statement or less than the lowest amount Seller or Buyer assigns to such Disputed Item in the applicable Seller Objection Notice or Performance Threshold Statement.  The parties shall use their respective commercially reasonable efforts to cause the Accounting Firm to notify them in writing of its resolution of such dispute as soon as practicable.  The resolution of the Disputed Items by the Accounting Firm shall be final, binding and non-appealable by the parties and used to determine whether the applicable Performance Threshold has been satisfied.  Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm.

Section 1.4Allocation

Section 1.5.

The Purchase Price and any other consideration paid or deemed paid to the Seller will be allocated among the assets of the Company in the manner provided on Schedule 1.4, which Schedule has been prepared in accordance with Section 1060 of the Code (the “Allocation”).  Neither party will take any position, including filing Internal Revenue Service Form 8594, inconsistent with the Allocation.  Each party shall notify the other party of any inquiry, audit or investigation by any taxing authority involving the Allocation.

Section 1.5Withholding

Section 1.6.

Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law and such amounts shall be treated for all purposes under this Agreement as having been paid to the Seller.

Section 1.6Other Closing Deliveries

Section 1.7.

At the Closing, in addition to Seller’s delivery of certificates representing all of the Company Interests as specified in Section 1.2(a) and Buyer’s payment of the Purchase Price in the amount and in the manner specified in Section 1.3, and as otherwise set forth herein:

(a) Seller shall deliver, or cause to be delivered, to Buyer:

(i)  an Employment Agreement, duly executed by Seller, in the form attached hereto as Exhibit A (the “Jordan Employment Agreement”);

(ii)  counterparts of each of the other Ancillary Agreements to be entered into at the Closing, duly executed by Seller;

(iii)  the certificates contemplated by Sections 6.2(a), 6.2(b) and 6.2(c);

(iv)  a good standing certificate from the Secretary of State of the State of Texas for the Company dated as of a date within five (5) Business Days prior to the Closing Date; and

(v)  the Books and Records described in Section 4.9.

(b) Buyer shall deliver, or cause to be delivered, to Seller:

(vi)  counterparts of each of the Ancillary Agreements to be entered into at the Closing to which Buyer is a party; and

(vii)  the certificates contemplated by Sections 6.3(a) and 6.3(b), duly executed by Buyer;

(c) Seller shall deliver to Buyer copies (or other evidence) of those Third Party Consents obtained in satisfaction of Section 6.2(g); and

(d) Buyer shall deliver to Seller, and Seller shall deliver to Buyer, such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows in this Article II.  Each such representation and warranty is qualified by and includes the disclosure set forth in the numbered or lettered sections or subsections of the Seller Disclosure Letter that correspond to such representation and warranty and shall be deemed to be qualified by and include any disclosure in any other section or subsection of the Seller Disclosure Letter to which the relevance of such disclosure to such representation and warranty is readily apparent; provided, that the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty pertains to the existence of the document or other item itself.

Section 2.1Status

Section 2.2.

The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified and in good standing (or the equivalent, if any, in the applicable jurisdiction) to do business as a foreign entity in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has delivered to Buyer true, complete and correct copies of the Organizational Documents of the Company.

Section 2.2Authorization

Section 2.3.

(a) Seller has all requisite authority to execute and deliver the Transaction Agreements to which he is or will be a party, to perform his obligations thereunder and to consummate the transactions contemplated thereby. Each of the Transaction Agreements to which Seller is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Seller.  Assuming due authorization, execution and delivery by the other party or parties thereto, each of the Transaction Agreements to which Seller is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject in each case to the Enforceability Exception.

(b) The execution and delivery by Seller of the Transaction Agreements to which he is or will be a party do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, such Transaction Agreements will not require any consent, approval, license, permit, order, qualification or authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”).

Section 2.3Non-Contravention

.  The execution, delivery and performance of the Transaction Agreements by Seller and the consummation of the transactions contemplated thereby by Seller do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or result in a violation or breach of any provision of any material applicable Law or (c) assuming compliance with the matters referred to in Section 2.2(b), require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company pursuant to, any Contract to which the Company is a party or by which it or any of its properties or assets is bound or subject.

Section 2.4Capitalization; Title

.

(a) The Company Interests have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights.  Seller directly owns beneficially and of record all of the Company Interests, and has good, valid and marketable title to the Company Interests free and clear of all Liens.  Upon consummation of the transactions contemplated by this Agreement, good, valid and marketable title to the Company Interests will pass to Buyer, free and clear of any Liens.

(b) There are no outstanding (i)  voting or equity interests in the Company other than the Company Interests, (ii) securities of the Company convertible into or exercisable or exchangeable for voting or equity interests in the Company, (iii) options or other rights or

Contracts or commitments of any kind to acquire from the Company, or other obligation of Seller or the Company to issue, transfer or sell, any voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for voting or equity interests in the Company, (iv) voting trusts, proxies or other similar Contracts or commitments to which the Company is bound with respect to the voting of any voting or equity interests in the Company or (v) contractual obligations restricting the transfer of, or requiring the registration for sale of, any voting or equity interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 2.5No Subsidiaries

.  The Company does not own nor has it ever owned any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

Section 2.6Financial Statements; Accounting Controls

.

(a) Seller shall have delivered to Buyer true, complete and correct copies of (i) the audited financial statements of the Company at and for the 12-month period ended December 31, 2013, together with the report of the independent auditor of the Company thereon, and including  a balance sheet, statement of income and changes in member’s equity, and statement of cash flows and related footnotes (the “Annual Financial Statements”)  and (ii) the unaudited financial statements of the Company at and for the 7-month period ended July 31, 2014, including a balance sheet, statement of income and changes in member’s equity, and statement of cash flows (the “July 2014 Financial Statements”, together with the Annual Financial Statements, the “GAAP Financial Statements”).  The GAAP Financial Statements (A) were prepared from, and are consistent with, the Books and Records that are part of the financial reporting system of the Company; provided, that the July 2014 Financial Statements do not contain footnotes, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations, cash flows and changes in member’s equity of the Company at and for the respective periods indicated subject, in the case of the July 2014 Financial Statements, to normal year-end adjustments.

(b) The Company is not a party to, nor does it have any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1934 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company on the Company’s financial statements.

Section 2.7Undisclosed Liabilities

.  The Company does not have any Liabilities that would be required to be reserved against or otherwise disclosed or reflected on a balance sheet or the notes thereto prepared in accordance with GAAP, except (a) as set forth in Section 2.7 of the Seller Disclosure Letter, (b) for Liabilities specifically reflected, disclosed or reserved against in the Annual Financial Statements or specifically disclosed in the notes thereto and (c) for Liabilities that (i) were incurred after December 31, 2013 in the ordinary course of business consistent with past practice and (ii) individually or in the aggregate have not had and would not reasonably be expected to result in a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company.

Section 2.8Absence of Certain Changes

.  During the period from December 31, 2013 to the date hereof, the Business has been conducted in the ordinary course of business consistent with past practice, and during such period the Company has not has taken any action or omitted to take any action which action or omission, if occurring during the period from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, would require Buyer’s consent under clauses (a) through (x) of Section 4.1.

Section 2.9Listed Contracts

.

(a) Section 2.9(a) of the Seller Disclosure Letter lists each Contract falling into any of the following categories of Contracts to which the Company is a party or by which it is bound:

(i)  any Contract relating to outstanding Indebtedness for borrowed money from third party lending sources pursuant to which the Company has borrowed any amount;

(ii)  any joint venture, partnership or other similar Contract (including any Contract providing for joint research or development) with any Person;

(iii)  any Contract relating to the acquisition or disposition of any business, equity interests or assets of any other Person or any division or line of business thereof or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), in any such case having a value in excess of $5,000 which Contract contemplates future performance or has continuing obligations after the date hereof;

(iv)  any Contract that (A) limits the freedom of the Company to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates after the Closing (including the Company), (B) contains exclusivity obligations or restrictions with respect to distribution and marketing binding on the Company that would be binding on Buyer or any of its Affiliates after the Closing (including the Company) or (C) provides for a “most favored nation” pricing status for any party thereto;

(v)  any Contract for the purchase or lease of services or materials, supplies, goods, equipment or other assets providing for aggregate annual payments by the Company of $5,000 or more or under which the Company has made payments of $5,000 or more during the 12-month period preceding the date of this Agreement;

(vi)  any sales, broker, distribution, agency, services or other similar Contract providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate annual payments to the Company of $5000 or more or under which payments of $5,000 or more were made to the Company during the 12-month period preceding the date of this Agreement;

(vii)  to the extent not included in clause (vi), above, any Contract (A) relating to insurance programs or products where the Company has placed business through or for a third-party agent or broker or (B) with an insurance company for which the Company has acted as agent or broker;

(viii)  any Contract pursuant to which the Company (A) markets, sells or distributes Insurance Contracts issued by insurance companies, or (B) acquires, purchases or otherwise receives marketing or remarketing leads, which Contract, in the case of this subclause (B), provides for aggregate annual payments of $5,000 or more;

(ix)  any material Contract that relates to the insurance policy administration, claims, underwriting or investment management functions of the Business;

(x)  any Contract evidencing outstanding loans to insurance agents, brokers or producers in excess of $5,000 to any individual Person;

(xi)  any managing general agent Contract, including those to which the Company is a party, that are either in force or with respect to which the Company has any continuing obligations;

(xii)  any indemnity Contract (other than an Insurance Contract) pursuant to which the Company receives or is reasonably expected to receive payments, or makes or is reasonably expected to make payments, of $5,000 or more;

(xiii)  any guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements  made in respect of the obligations of, or for the benefit of any obligee of, the Company by Seller or any Affiliate (other than the Company) (“Seller Guaranties”), and any other Contract (including any “take-or-pay” or keepwell agreements) under which (A) any Person (other than the Company) has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any other Person;

(xiv)  any Contract under which the Company has committed to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person; or

(xv)  any other Contract that is material to the Company.

(b) Each Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Section 2.11(b) is a valid and binding agreement of the Company and, to the Knowledge of Seller, any other party thereto and is in full force and effect, and neither the Company nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice as of the date hereof of any intention to terminate, any such Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any material benefit thereunder.  Except as set forth in Section 2.9(b) of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by Seller and the consummation of the transactions contemplated thereby by Seller do not and will not require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company pursuant to, any Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Section 2.11(b).  True, complete and correct copies of each such Contract (including all written modifications and amendments thereto and written waivers thereunder) in effect as of the date hereof have been provided to Buyer.

Section 2.10Properties

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(a) Title to Assets, Etc.  The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable (subject to the Enforceability Exception) lease, license or similar contractual arrangement, all material assets (real and personal, tangible and intangible) that are used or held for use in connection with the Business (collectively, the “Assets”), in each case free and clear of any Lien other than Permitted Liens.

(b) Sufficiency of Assets, Etc.  Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Agreements Buyer will, either directly or indirectly through the Company, own, possess, have a valid license to, have a valid leasehold interest in or, through an enforceable (subject to the Enforceability Exception) written contractual obligation, have access to and the legal right to use or receive the benefit of, all properties and assets necessary for the conduct of the business and operations of the Company as they were conducted immediately prior to the Closing.  There are no properties or assets (tangible or intangible) of Seller or any Affiliate of Seller (other than the Company) that are used in the conduct of the business and operations of the Company as they are currently conducted.  Without limiting the generality of the foregoing, but for the avoidance of doubt, (i) there are no properties or assets (tangible or intangible) of Premier that are used in the conduct of the business and operations of the Company as currently conducted, and (ii) the termination of any Contracts or other arrangements between the Company and Premier will not have an adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company.

(c) Owned Real Property.  The Company does not own, nor has it ever owned, any fee interest in real property.

(d) Leased Real Property.  The only real property leased by the Company is set forth in Section 2.10(d) of the Seller Disclosure Letter (each, a “Leased Premises”).  Seller has delivered to Buyer true, complete and correct copies of each lease pursuant to which each Leased Premises is leased, together with all written amendments and modifications thereto and all guarantees thereof (each, a “Real Estate Lease”).  The Company holds good and valid leasehold title to each of the Leased Premises.  Each Real Estate Lease is valid and in full force and effect in all material respects and all rents and additional rents due to date under each Real Estate Lease have been paid.  The Company enjoys peaceful and undisturbed possession in all material respects under each Real Estate Lease. The Company is not in default in any material respect under any Real Estate Lease and, to the Knowledge of Seller, the landlord is not in default under any Real Estate Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under any Real Estate Lease by the Company.  To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under any Real Estate Lease by the applicable landlord.  As of the date hereof, the Leased Premises listed in Section 2.10(d) of the Seller Disclosure Letter constitutes all interests in real property currently used or currently held for use in connection with the Business.  Except as set forth in Section 2.10(d) of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by Seller and the consummation of the transactions contemplated thereby by Seller do not and will not require any consent of any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company pursuant to, a Real Estate Lease.  The Company is not a sublessor or grantor under any sublease of any of the Leased Premises.

Section 2.11Intellectual Property; Information Technology

.

(a) Owned Intellectual Property.  Other than web domain names which are listed in Section 2.11(a) of the Seller Disclosure Letter, the Company does not own or purport to own any Intellectual Property that is material to the Business.

(b) Licenses and Other Agreements.  Section 2.11(b) of the Seller Disclosure Letter lists all Contracts existing as of the date hereof to which the Company is a party that relate to (i) licenses, covenants not to sue, assignments or transfers of Intellectual Property to the Company by any other Person, (ii) licenses, covenants not to sue, assignments or transfers of Intellectual Property to any other Person by the Company, (iii) Contracts otherwise granting or restricting the right to use Intellectual Property or (iv) Contracts that indemnify Third Parties with respect to Intellectual Property used or held for use in the Business (collectively, the “IP Licenses”).  Each IP License to which the Company is a party (A) is a legal and binding obligation of the Company and, to the Knowledge of Seller, the other relevant parties thereto and (B) is in full force and effect and enforceable (subject in each case to the Enforceability Exception) in accordance with the terms thereof.  The Company is in material compliance with the terms of each IP License.

(c) Employee Restrictive Agreements; Disclosures of Confidential Information.  The Company has used its commercially reasonable efforts to maintain the secrecy of all material Trade Secrets used in the Business.  All Employees have agreed not to disclose confidential or proprietary information (including Trade Secrets) relating to the Business (collectively, the “Employee Restrictive Agreements”).  To the Knowledge of Seller, (i) no Employee has materially breached or violated any of the Employee Restrictive Agreements and (ii) there has been no material breach of confidentiality of any Trade Secrets or other confidential Intellectual Property used in the Business by any other Person.

(d) Data and Computer Systems.  The Company has established and is in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption or other security protocols and techniques when appropriate, and (ii) the security, confidentiality and integrity of all of the data, files, datafiles, electronic reports and electronic records used in and necessary to conduct the Business as currently conducted (collectively, the “Data”) that is confidential or proprietary.  Since January 1, 2009, the Company has not suffered and, to the Knowledge of Seller, no service provider to the Company has suffered any material information security breach with respect to the Data of the Company or computer systems used in the Business, nor has the Company been notified or been required by Law to notify any consumers, employees or Governmental Authority of any information security breach with respect to the Data.

(e) Consumer Privacy Information.  The Company has established and is in compliance with written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients (“Consumer Privacy Information”).  The Company is not prohibited by any applicable privacy Laws or its own written privacy policies from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the Closing Date, in connection with the transactions contemplated hereby.

Section 2.12Litigation

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(c) There is no Litigation pending or, to the Knowledge of Seller, threatened against the Company and (b) there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or materially adversely affecting the Business or the Company.

Section 2.13Compliance with Laws

.  The Company is, and since January 1, 2009 has been, in compliance in all material respects with all orders, laws, statutes, regulations, rules, ordinances, writs, injunctions, directives, judgments, decrees, principles of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority (“Laws”) and Permits.  Since January 1, 2009, neither Seller nor the Company has received any written notice from a Governmental Authority that alleges any material noncompliance (or that Seller or the Company is under any investigation by such Governmental Authority for any such alleged noncompliance, in the case of Seller, which relates to the Company or the Business) with any order issued by a Governmental Authority, Law or Permit applicable to Seller, the Company or the Business, in the case of Seller, which relates to the Company or the Business.

Section 2.14Permits and Licenses

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(a) The Company owns, holds or possesses all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations from a Governmental Authority that are necessary to entitle it to own or lease, operate and use its properties or assets and each of the Leased Premises and to carry on and conduct the Business (the “Permits”), and all such Permits are valid and in full force and effect.  Since January 1, 2009, the Company has not received written notice of any violation, suspension, cancellation or non-renewal of any Permit or any Litigation relating to the revocation or modification of any Permit.  Assuming compliance with the matters referred to in Section 2.2(b), none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby (other than any Permit that is not material and that is not an insurance license or certificate).

(b) The Company  is duly licensed as an insurance agency in each jurisdiction in which it is soliciting insurance or as otherwise required to carry on the Business.  Section 2.14(b) of the Seller Disclosure Letter sets forth a true, complete and correct list of each such license by jurisdiction.  There is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license.  The Company has been appointed as an agent, where required, of all insurance companies which it represents in each jurisdiction in which it produces business for such companies.  The Company has designed, established and is in compliance in all material respects with programs that are reasonably designed to ensure that each Employee and agent of the Company holds individual insurance agent licenses in each jurisdiction where he or she is required to be so licensed under applicable Laws to perform his or her job responsibilities.

Section 2.15Environmental Matters

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(a) The Company has complied in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all applicable Environmental Permits.  No notice of violation, notification of Liability or potential Liability or request for information has been received by the Company relating to or arising out of any Environmental Law.  No order has been issued and is currently in effect, and no penalty or fine has been assessed, against the Company relating to or arising out of any Environmental Law.

(b) No Release of Hazardous Substances has occurred at, on, above, under or from any real properties currently or formerly owned, leased, operated or used by the Company or any predecessors in interest that has resulted or would reasonably be expected to result in any Liability to the Company under Environmental Law.

(c) Neither the Company nor, to the Knowledge of Seller, any other Person has caused or taken any action that would reasonably be expected to result in any Liability to the Company under Environmental Law relating to (i) the environmental conditions at, on, above, under, or about any real properties currently or formerly owned, leased, operated or used by the Company or any predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

(d) Seller has delivered to Buyer all environmental site assessments, audits, investigations and studies in the possession, custody or control of Seller or the Company relating to real properties currently or formerly owned, leased, operated or used by the Company.

Section 2.16Employees, Labor Matters, Etc.

(a) Employees.  Seller has delivered to Buyer, prior to the date hereof, a true, complete and correct list of each Employee and each other Person who, as of the date hereof, is employed the Company, and each such Employee’s or Person’s: (i)  date of hire; (ii) job title; (iii) rate of pay or annual salary; (iv) 2014 annual bonus target; (v) outstanding incentive compensation awards, if any; and (vi) balance under any deferred compensation account, if any, as of the date hereof.

(b) Collective Bargaining Agreements; Labor Union Activity.  The Company is not party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization, and, to the Knowledge of Seller, there are not any labor unions or other organizations or groups representing, purporting to represent or attempting to represent any current Employees.

(c) Compliance.  The Company:  (i) since January 1, 2009 has been in compliance in all material respects with all applicable requirements of Law with respect to employment, employee classification, wages, hours and other labor-related matters; (ii) since January 1, 2009 has withheld and reported all amounts required by any applicable requirements of Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Employee, except to the extent any such failure to withhold or report would not, individually or in the aggregate, result in material Liability; (iii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) has no material Liability for any arrears of wages.

(d) Independent Contractors.  Section 2.16(e) of the Seller Disclosure Letter sets forth the name of each individual who is, as of the date hereof, an independent contractor of the Company who is entitled to receive in excess of $5,000 per year in the aggregate from the Company.

(e) Labor-Related Claims.  There is no Litigation, labor dispute, audit, proceeding or grievance pending or, to the Knowledge of Seller, threatened with respect to the Company relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Employee, including charges of unfair labor practices or harassment complaints.

Section 2.17Employee Benefit Plans and Related Matters; ERISA

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(a) Disclosure.  Section 2.17(a) of the Seller Disclosure Letter contains a true, complete and correct list of each Company Benefit Plan.  With respect to each Company Benefit Plan, Seller has delivered to Buyer, to the extent applicable, (i) true, complete and correct copies of all plan documents, trust agreements, insurance Contracts or other funding arrangements, (ii) the most recent annual funding report, if any, (iii) the most recent Form 5500, if any, (iv) the most recent IRS determination letter, if any, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Authority, (vii) the most recent actuarial study of any Company Benefit Plan providing pension or post-employment life or medical benefits to which the Company could have any material Liability, (viii) statements or other communications regarding withdrawal or other multiemployer plan Liabilities, and (ix) all material amendments and modifications to any such Company Benefit Plan.

(b) Qualification.  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, are so qualified and have received a favorable determination letter from the IRS.  Each Company Benefit Plan has been operated, in all material respects, in accordance with its terms and applicable Laws.

(c) Liability; Compliance.

(i)  All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, comply in all material respects, in form and operation, with the requirements of Section 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code.

(ii)  Since January 1, 2009, no Company Benefit Plan has been subject to Title IV of ERISA.

(iii)  (A) there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, (B) the Company Benefit Plans are not presently under audit or examination (nor, to the Knowledge of Seller, has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and (C) no material matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

(iv)  The Company does not have any material Liability in respect of, or obligation to provide, post‑retirement health, medical, life insurance or other welfare benefits for Employees except (A) continuation coverage required under Section 4980B of the Code or other similar Law or (B) coverage or benefits the entire cost of which is borne by the Employee.

(v)  The execution, delivery and performance of the Transaction Agreements by Seller and the consummation of the transactions contemplated thereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee  or any increased or accelerated funding obligation with respect to any Company Benefit Plan.  No Employee is entitled to any Tax gross-up or other reimbursement for taxes incurred under Sections 4999, 409A or 457A of the Code.

(vi)  No Foreign Employees or Plans.  None of the Employees perform services on behalf of the Company primarily outside of the United States, and none of the Company Benefit Plans covers Employees whose services are performed primarily outside of the United States.

Section 2.18Tax Matters

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(a) All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed (taking into account any extensions) in accordance with applicable Law.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes required to be paid by or with respect to the Company, whether or not shown on such Tax Returns, (i) have been timely paid or (ii) are being contested in good faith by appropriate proceedings and are reserved on the July 2014 Financial Statements.

(b) (i) Section 2.18(b)(i) of the Seller Disclosure Letter lists all of the states, territories and jurisdictions in which the Company has been required to file Tax Returns (including the type of Tax Returns filed) since January 1, 2010, and true, complete and correct copies of all such Tax Returns have been provided to Buyer, and (ii) no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction or is required to file a Tax Return in such jurisdiction.  The Company has not had any permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law or any applicable Tax treaty or convention between the United States and such foreign country.

(c) The Company has complied with all applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and all such Taxes, including all such Taxes with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other equityholder, foreign Person, or other Third Party, have been duly paid within the time and in the manner prescribed by applicable Law by or on behalf of the Company.

(d) There are no current extensions of any period of limitations with respect to Taxes or Tax Returns of or with respect to the Company, and, to the Knowledge of Seller, there are no requests or demands to extend or waive any such period of limitations.

(e) There are no current federal, state, local, or foreign reassessments, assessments, audits, inquiries, claims, suits, proceedings or investigations (each, an “Audit”) with respect to Taxes, or Tax Returns, of or with respect to the Company.  To the Knowledge of Seller, no Audit with respect to Taxes, or Tax Returns, of or with respect to the Company is pending, proposed or threatened.

(f) The Company does not have any Tax liabilities (whether due or to become due) with respect to its income, property and operations that relate to any Pre-Closing Tax Period, except for Tax liabilities reflected in the July 2014 Financial Statements or that have arisen after the date of the July 2014 Financial Statements in the ordinary course of business.

(g) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens.

(h) The Company has not been included in any combined, consolidated, affiliated, unified or group Tax Return or has had its Tax Liability calculated on a combined, consolidated, unified, group or affiliated basis.  The Company does not have any Liability for Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i) The Company has not received, applied for, or requested (i) any Tax ruling or (ii) any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes or Tax matters with a Tax Authority, in each case, that would be binding upon the Company after the Closing Date.

(j) The Company will not be required to include any item of income or gain in, or exclude any item of loss or deduction from, the determination of taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or foreign Law); (ii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; or (v) the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(k) The Company is neither a party to nor bound by (nor as a result of any action on or prior to the Closing Date will the Company become a party to or bound by) any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar agreement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement or practice relating to Taxes with any Tax Authority) (each, a “Tax Sharing Agreement”) that will remain in effect or with respect to which there will be any Liability after the Closing Date.

(l) No power of attorney with respect to Taxes has been executed or filed with any Tax Authority by or on behalf of the Company that will remain in effect after the Closing Date.

(m) The Company is not a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for United States federal income Tax purposes.

(n) The Company has not distributed stock of another Person, or has had its stock distributed by another Person within the ten (10) year period preceding the date of this

Agreement, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o) The Company neither is nor has been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code with respect to such Company, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p) The Company neither is nor owns an interest in, (i) a controlled foreign corporation as defined in Section 957 of the Code or (ii) a passive foreign investment company as defined in Section 1297 of the Code.

(q) The Company has not participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of applicable Law).

(r) The Company has been a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 for U.S. Federal income Tax purposes (and under the state equivalent thereof for state income Tax purposes) at all times since its formation.

(s) Seller is not subject to withholding under Section 1445 of the Code with respect to the transaction contemplated by this Agreement.

Section 2.19Insurance

.  Section 2.19 of the Seller Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all current insurance policies in respect of, or relating to, professional liability, fiduciary liability, employment practices liability, errors and omissions liability, workers’ compensation liability, the Assets or the Business, under which the Company is insured.  All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, which amounts shall be paid prior to the Closing Date if so required)).

Section 2.20Regulatory Matters

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(a) Seller has delivered to Buyer true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of the Company by any Governmental Authority since January 1, 2007 and all material correspondence or consent orders related thereto and (ii) all registrations, filings and submissions provided to any Governmental Authority with respect to the Company since January 1, 2007 and all material correspondence related thereto.

(b) Since January 1, 2007, the Company has filed all financial statements and material reports, statements, documents, registrations, filings or submissions required to be filed by such entity with any Insurance Regulator and, to the Knowledge of Seller, no material deficiencies have been asserted by any such Insurance Regulator since January 1, 2007 with respect to any such financial statements, reports, statements, documents, registrations, filings or submissions that have not been remedied.

Section 2.21Agreements with Governmental Authorities

.  The Company is not a party to any written agreement, consent, decree or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or recipients of any extraordinary supervisory letter from, or have adopted any policies, procedures or resolutions at the request of, any Governmental Authority which restricts materially the conduct of the Business.

Section 2.22Market Conduct

.  (a) The Company has, since January 1, 2007, marketed, sold and issued Insurance Contracts in compliance, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (b) all advertising, promotional and sales materials and other marketing practices used by the Company have, since January 1, 2007, complied and are currently in compliance, in each case, in all material respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (c) the manner in which the Company compensates any Person that is not an insurance agent who is involved in the sale or servicing of Insurance Contracts issued by insurance companies does not render such Person an insurance agent under any applicable Laws and (d) the manner in the Company is compensated by insurance companies relating to the sale or servicing of their Insurance Contracts is in compliance in all material respects with all applicable Laws.

Section 2.23Intercompany Accounts; Transactions with Affiliates

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(a) Section 2.23(a) of the Seller Disclosure Letter lists all Intercompany Obligations as of the date hereof.

(b) Section 2.23 (b) of the Seller Disclosure Letter lists all Contracts by which the Company, on the one hand, and Seller or any of his Affiliates (other than the Company), on the other hand, are or have been a party or otherwise bound that are in effect on the date hereof or that involve continuing liabilities or obligations of the Company (each, an “Affiliate Transaction”).  No officer, director, manager or Employee of the Company, or any family member or Affiliate of any such officer, director, director or Employee, (i) owns, directly or indirectly, any interest in any asset or other property used in the Business, (ii) serves as an officer, director, manager or employee of any Person that is a supplier, customer or competitor of the Company or (iii) is a debtor or creditor of the Company.

(c) There are no Intercompany Obligations between the Company and Premier, and no Intercompany Obligations will be incurred between the Company and Premier.

Section 2.24Down-Line Agents and Suppliers; Customer Leads

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(a) Section 2.24(a) of the Seller the Seller Disclosure Letter lists the 10 largest down-line agents of the Company (based on commissions earned) for each of the two most recent fiscal years and January 1, 2014 through July 31, 2014, and sets forth opposite the name of each such down-line agent the percentage of commissions earned attributable to such down-line agent.

(b) Section 2.24(b) of the Seller the Seller Disclosure Letter lists the 10 largest suppliers of customer leads to the Company (based on the number of leads purchased) for each of the two most recent fiscal years and January 1, 2014 through July 31, 2014, and sets forth opposite the name of each such supplier the number of customer leads purchased by the Company.

(c) No down-line agent or supplier of customer leads listed or required to be listed on, respectively,  Section 2.24(a) or Section 2.24(b) of the Seller Disclosure Letter has indicated that it shall stop, or decrease the rate of, the business it transacts with the Company.

Section 2.25Investment Company

.  The Company is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 2.26Books and Records

.  The Books and Records have been maintained in accordance with sound business practices in all material respects.

Section 2.27Finders’ Fees

.  There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or the Company who is entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Company) upon consummation of the transactions contemplated by any of the Transaction Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer represents and warrant to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 3.1Corporate Status

.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted.

Section 3.2Authorization

.

(a) Buyer has all requisite limited liability company power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Buyer of each of the Transaction Agreements to which it is or will be a party and the consummation by Buyer of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of Buyer.  Each of the Transaction Agreements to which Buyer is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer.  Assuming due authorization, execution and delivery by the other parties hereto or thereto, each Transaction Agreement to which Buyer is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exception.

(b) The execution and delivery by each of Buyer of the Transaction Agreements to which it is or will be parties do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, such Transaction Agreements will not require any Governmental Approval.

Section 3.3Non-Contravention

.  The execution, delivery and performance of the Transaction Agreements by Buyer to it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of Buyer or (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any material applicable Law.

Section 3.4Finders’ Fees

.  There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who is entitled to any fee or commission from Seller or any of his Affiliates (excluding, after the Closing, the Company) upon consummation of the transactions contemplated by any of the Transaction Agreements.

ARTICLE IV
CERTAIN COVENANTS

Section 4.1Conduct of the Business

.  From the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, Seller agrees to cause the Company to: (x) conduct the Business in all material respects in the ordinary course consistent with past practice; and (y) use its reasonable best efforts to preserve intact the Business and the current relationships and goodwill of the Company with customers, suppliers, contractors, licensors, employees, insurance companies, agents, producers, distributors, insureds, Insurance Regulators and others having business dealings with it.  Without limiting the generality of the foregoing, from the date hereof until the Closing or the termination of this Agreement in accordance with Section 7.1, except as otherwise expressly permitted or required by this Agreement or as set forth in Section 4.1 of the Seller Disclosure Letter, without the prior written consent of Buyer, Seller shall cause the Company not to:

(a) (i) make any distributions or payments (whether in the form of distributions on Company Interests, management fees or otherwise), (ii) split, combine or reclassify Company Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for outstanding Company Interests or (iii) purchase, redeem or otherwise acquire any Company Interests or any rights, warrants or options to acquire any such Company Interests;

(b) issue, sell, grant, pledge or otherwise encumber any Company Interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such Company Interests, voting securities or convertible securities;

(c) amend its Organizational Documents;

(d) sell, lease, license or otherwise dispose of any of the material assets of any of the Company, except in the ordinary course of business consistent with past practice;

(e) enter into any Contract with respect to any merger, consolidation, liquidation, dissolution or business combination (including any acquisition of assets or liabilities comprising a business or a segment, division or line of business) involving the Company;

(f) purchase, sell, lease, pledge, exchange, encumber or otherwise dispose or acquire any property or assets (other than transactions occurring in the ordinary course of business consistent with past practice) for which the aggregate consideration paid or payable in any individual transaction is in excess of $5,000 or in the aggregate in excess of $5,000;

(g) (i) amend, extend, renew or otherwise modify in any material respect any Real Estate Lease, (ii) assign or sublease any material portion of any Leased Premises or (iii) enter into any new lease, terminate any lease or buy any real property;

(h) (i) modify or amend in any material respect or terminate any material Contract, (ii) waive, release or assign any material rights or claims under any material Contract or (iii) enter into any material Contract, in each case other than in the ordinary course of business consistent with past practice;

(i) incur any Indebtedness for borrowed money from third party lending sources (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primary or secondary) the obligations of any Person, or make any third party loans or advances (other than, in each case, in the ordinary course of business consistent with past practice), for individual amounts in excess of $5,000 or in the aggregate in excess of $5,000;

(j) default under any material Indebtedness, or fail to pay or satisfy when due any Liability, of the Company (other than any such Liability that is being contested in good faith);

(k) forgive, cancel or compromise any material debt or claim or waive or release any right, in each case other than in the ordinary course of business consistent with past practice;

(l) enter into any new line of business;

(m) make any capital expenditures in excess of $5,000 individually or $5,000 in the aggregate;

(n) voluntarily abandon any material Permit, except to the extent required in order to comply with applicable Law, or voluntarily terminate, fail to renew or permit to lapse any material Permit;

(o) settle or compromise or agree to the dismissal of any Litigation or threatened Litigation, other than any settlement or compromise that involves solely cash payments of less than $5,000 in any individual case or of less than $5,000 in the aggregate;

(p) other than in the ordinary course of business consistent with past practice, dispose of, permit to lapse, abandon, dedicate to the public domain, waive, release or assign any rights, or settle any claims, or permit the creation of any material Lien with respect to any Intellectual Property material to the Business;

(q) (i) establish, adopt, amend or terminate any Company Benefit Plan or any arrangement which upon its establishment or adoption would constitute a Company Benefit Plan or (ii) materially amend or terminate any related material insurance policy or related material vendor Contract, in either case except (A) in the ordinary course of business consistent with past practice or (B) as may be required by applicable Laws or pursuant to the terms of any Company Benefit Plan as in effect on the date hereof;

(r) make or promise to make any material bonus, profit-sharing or similar payment, or fund, increase or accelerate the vesting, payment or amount of wages, salary, commissions, fringe benefits, severance benefits, deferred compensation or other compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, or for the benefit of, any Employee, in each case except (i) as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof or (ii) with respect to Employees to the extent such action is (x) not material or (y) made in the ordinary course of business consistent with past practice (including in connection with promotions and employee review cycles consistent with past practice);

(s) (i) settle or compromise any Tax Audit or forgo the right to any refund of Taxes; (ii) change the Company’s methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (iii) amend any Tax Return of or with respect to the Company; (iv) enter into any agreement with a Tax Authority with respect to the Company, or terminate any agreement entered into with a Tax Authority with respect to the Company that is in effect as of the date hereof; (v) alter or make any Tax election; (vi) request a ruling relating to Taxes; (vii) grant any power of attorney relating to Tax matters; or (viii) prepare any Tax Return in a manner that is not consistent with past practices;

(t) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Company that is not replaced by comparable insurance coverage;

(u) change in any material respect the terms for, or policies with respect to, the payment of commissions to any of its insurance agents, brokers or producers;

(v) make any material change in its administration, selling, Tax or financial accounting policies, guidelines, practices or principles (other than any change required by a change in applicable Laws or GAAP); or

(w) agree or commit to do any of the foregoing.

Section 4.2Notice of Certain Events

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(a) From the date hereof until the Closing, the Seller shall promptly notify Buyer in writing of:  (i) any circumstance, event or action relating to Seller or any of his Affiliates the existence, occurrence or taking of which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 6.1 or 6.2 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Litigation commenced or, to the Knowledge of Seller, threatened, against the Company that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 2.12.

(b) From the date hereof until the Closing, Buyer shall promptly notify Seller in writing of:  (i) any circumstance, event or action relating to Buyer or any of its Affiliates the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 to be satisfied; (ii) any notice or other communication from any Person alleging that any material consent of such Person is required in connection with the transactions contemplated by this Agreement; and (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) Any disclosure made pursuant to this Section 4.2 shall not be deemed to (i) amend or supplement the Seller Disclosure Letter, (ii) cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to the Closing, or (iii) otherwise limit or affect in any way the remedies available hereunder to the party receiving such notice (including, without limitation, the right to seek indemnification under (as applicable) Article V or Article VIII).  The failure to deliver any notice pursuant to this Section 4.2 shall not result in a failure of any condition set forth in Article VI or liability to any party hereto under Article V or  Article VIII or otherwise unless the underlying event or breach would independently result in the failure of such condition or such liability.

Section 4.3No Solicitation

.  During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article VII and the Closing (the “Exclusivity Period”), Seller shall, and Seller shall cause its Affiliates (including the Company) and their respective officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly: (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or afford access to the properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal; (iii) provide information to any Third Party relating to the Company in connection with an Acquisition Proposal; or (iv) enter into any Contract with respect to an Acquisition Proposal.  Seller shall cause any pending discussions or negotiations with any Third Party with respect to any Acquisition Proposal to be terminated immediately.  In the event that during the Exclusivity Period Seller, any of his Affiliates (including the Company) receives an Acquisition Proposal, or obtains or otherwise receives notice that an Acquisition Proposal is likely to be made, Seller shall provide Buyer with prompt written notice thereof, which written notice shall include the terms of, and the identity of the Person or Persons making or likely to make, such Acquisition Proposal.

Section 4.4Access to Information; Confidentiality

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(a) Buyer and Seller acknowledge that the information being provided to them in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of the Confidentiality Agreement.  Effective upon, and only upon, the Closing, the restrictions in the Confidentiality Agreement applicable to Buyer, its Affiliates  and their respective advisers, employees and representatives relating to information of the Company shall terminate.

(b) From the date hereof until the Closing, Seller shall give, and shall cause the Company to give, Buyer and its financial advisors, actuaries, auditors and other authorized representatives and agents reasonable access during normal business hours to:  (i) all of the offices, properties and Books and Records of the Company; (ii) such financial and operating data and other information relating to the Company as such Persons may reasonably request; and (iii) those Employees whose assistance and expertise are necessary to assist Buyer in connection with Buyer’s investigation of the Company and Buyer’s reasonable preparation to integrate and transition the Company and the Business and personnel into Buyer’s organization following the Closing; provided that in no event shall Seller or the Company be required to provide any such access (x) to any such Books and Records, data and information to the extent that they contain information that is subject to an attorney-client privilege, constitute attorney work product or are subject to any obligation of confidentiality or privacy or (y) to the extent that it would unreasonably disrupt the normal operations of the Company.  No investigation by Buyer or other information received by Buyer or its financial advisors, actuaries, auditors and other authorized representatives and agents shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(c) After the Closing, Seller shall, and shall cause his Affiliates to, hold, and shall cause his Affiliates to instruct their respective, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents concerning the Company confidential, except to the extent that such information can be shown to have been in the public domain through no fault of Seller, his Affiliates or any of such Affiliates’  respective, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents.  The obligation of such Persons to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(d) From the Closing until the earlier of the third anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Buyer, Seller shall, and shall cause his Affiliates to, (i) afford to Buyer and its financial advisors, actuaries, auditors and other authorized representatives reasonable access during normal business hours to its books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents to the extent relating to the Company or the Business conducted prior to the Closing Date and (ii) use their respective commercially reasonable efforts to cause their respective representatives to cooperate with, and make themselves and any books and records related to the Company or the Business conducted prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Buyer to determine any matter relating to its rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or Litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of Seller or his Affiliates; and provided, further, that in no event shall Seller or any of his Affiliates be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy.  Buyer shall bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Seller or any of his Affiliates in connection with the obligations of Seller and his Affiliates included in this Section 4.4(d).

(e) From the Closing until the earlier of the third anniversary of the Closing or such earlier time as the information and access described below is no longer reasonably required by Seller, Buyer shall cause the Company to (i) afford to Seller and the financial advisors, actuaries, auditors and other authorized representatives and agents of Seller reasonable access during normal business hours to their books and records, books of account, financial and other records (including accountants’ work papers), information, employees, financial advisors, actuaries, auditors and other representatives and agents relating to periods prior to the Closing Date and (ii) use its commercially reasonable efforts to cause the representatives of the Company to cooperate with, and make themselves and any books and records related to the Company for periods prior to the Closing Date in their possession, in each case, to the extent reasonably required to permit Seller to determine any matter relating to his rights and obligations under any Transaction Agreement or for any other reasonable purpose (including for audit, accounting, regulatory, investigation, dispute or Litigation purposes and for fulfilling disclosure and reporting obligations required by applicable Law); provided that such access does not unreasonably interfere with the conduct of the business of Buyer or its Affiliates (including, following the Closing, the Company); and provided, further, that in no event shall Buyer or its Affiliates (including, following the Closing, the Company) be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege, constitutes attorney work product or is subject to any obligation of confidentiality or privacy.  Seller shall bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred by Buyer or any of its Affiliates in connection with the obligations of Buyer and its Affiliates included in this Section 4.4(e).

Section 4.5Public Announcements

.  Neither party to this Agreement or any Affiliate or representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 4.6Consents

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(a)  Seller and Buyer shall each use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using their respective reasonable best efforts to fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.

(b)  From and after the date hereof, Seller and Buyer shall use their reasonable best efforts, and shall cooperate with each other, to obtain as soon as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties, under any Contract to which the Company is a party or by which the Company or any of the Company’s properties or assets is bound or subject required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Third Party Consent”).  In the event any Third Party Consent  is not obtained by the End Date, (i) Seller shall continue at Buyer’s request to use reasonable best efforts to cooperate with Buyer in attempting to obtain any such Third Party Consent and (ii) Seller and Buyer agree to negotiate in good faith with respect to alternative arrangements (including Seller continuing to provide the Company with the benefit of the applicable Contract or obtaining a license or providing services pursuant to a transition services agreement) until such time as such Third Party Consent has been obtained which result in the Company receiving the benefits and prospectively bearing all the costs, liabilities and burdens with respect to any such Contract for which an approval, consent or waiver has not been obtained.

Section 4.7Insurance

.  Seller shall cause to be maintained through the Closing the insurance with respect to the Company referred to in Section 2.19 (or other policies providing substantially similar coverage).  Following the Closing, Seller shall, and shall cause his Affiliates, (a) not to seek to change any rights or obligations of the Company under such insurance, (b) to cooperate with the Company (at the Company’s expense) in making claims under such insurance and (c) promptly to pay over to the Company any amounts that Seller or any Affiliate may receive under such insurance solely in respect of losses experienced by the Company in the post-Closing period.

Section 4.8Further Assurances

.  Other than with respect to any matter governed by Section 4.6, from time to time, as and when reasonably requested by Seller or Buyer, each party hereto shall use his or its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use his or its commercially reasonable efforts to take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.  Such actions shall include executing and delivering such assignments, deeds, bills of sale, consents and other instruments as the requesting party or its counsel may reasonably request as necessary or desirable for such purpose.

Section 4.9Books and Records

.  At the Closing, Seller shall cause all Books and Records in the possession or under the control of Seller or any of his Affiliates to be delivered to Buyer (or a Person designated by Buyer) in the manner (and in the case of physical Books and Records at the location(s)) reasonably requested by Buyer, in all cases to the extent not located at an office of the Company.

Section 4.10Remediation of Security Breaches

.  Seller shall and shall cause his Affiliates to: (a) promptly notify Buyer if the Company (i) suffers a security breach with respect to the Data or information systems used in the conduct of the Business or (ii) notifies or is required under applicable Laws to notify (A) any Person in connection with any security breach involving such Person’s personal information or (B) any Governmental Authority in relation to any of the foregoing; and (b) provide Buyer with copies of all material communications with Governmental Authorities and timely updates with respect to all material measures taken or proposed to be taken to remedy any such security breach described in this Section 4.10.  In all cases, Seller shall, and shall cause his Affiliates to, reasonably cooperate with Buyer in remedying any such security breach.

Section 4.11Intercompany Obligations and Agreements

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(a)  Except as set forth on Schedule 4.11, Seller shall, and shall cause his  Affiliates to, take such actions and make such payments as may be necessary so that, prior to the Closing, the Company, on the one hand, and Seller and his Affiliates (other than the Company), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, including any accrued and unpaid interest, fees and other amounts due or outstanding thereunder, in each case by cash settlement or by netting or setting off debt between the Company, on the one hand, and Seller and his Affiliates (other than the Company), on the other hand, such that, at or prior to the Closing, the balances of each such Intercompany Obligation shall be zero and the Company shall not have any further rights or Liabilities with respect thereto; provided, however, that this Section 4.11(a) shall not apply to any Intercompany Obligations set forth on Schedule 4.11.

(b)  Except as set forth on Schedule 4.11, prior to the Closing, Seller shall, and shall cause his Affiliates to, take such actions as may be necessary to terminate and release the Company from any and all Liabilities arising in connection with all Intercompany Agreements.

ARTICLE V
TAX MATTERS

Section 5.1Tax Indemnities

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(a)  Seller liable for and shall pay, reimburse, indemnify, defend and hold harmless Buyer Indemnitees for, from and against (without duplication) any:

(i)  Taxes imposed on the Company for any Pre-Closing Tax Period, or for which the Company may be liable as a transferee, successor in interest, by Contract, under applicable Law or otherwise for any Pre-Closing Tax Period;

(ii)  Taxes imposed on the Seller;

(iii)  Taxes imposed on the Company, or for which the Company may be liable, under any Tax Contract entered into on or prior to the Closing Date;

(iv)  Taxes imposed on the Company, or for which the Company may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a result of the Company having been included in a combined, consolidated, affiliated, unified or group Tax Return for any Pre-Closing Tax Period or having had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis for any Pre-Closing Tax Period;

(v)  Losses or Taxes relating to, resulting from or arising out of any breach or nonperformance of any representation, warranty, covenant or agreement by Seller set forth in this Agreement to the extent relating to Taxes or Tax matters;

(vi)  Transfer Taxes allocable to Seller pursuant to Section 5.6;

(vii)  Taxes imposed on any Buyer Indemnitee with respect to any Taxes required to be deducted or withheld from any amount paid or payable (or treated for Tax purposes as paid or payable) by any Buyer Indemnitee pursuant to this Agreement or any Ancillary Agreement to the extent such Taxes are not deducted or withheld; and

(viii)  reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees).

(b)  Buyer shall be liable for and shall pay, reimburse, indemnify, defend and hold harmless Seller Indemnitees for, from and against (without duplication):

(i)  Taxes imposed on the Company for any Post-Closing Tax Period, or for which the Company may be liable for any Post-Closing Tax Period, in each case excluding Taxes described in Section 5.1(a);

(ii)  Taxes relating to, resulting from or arising as a result of any breach or nonperformance of any covenant by Buyer set forth in this Agreement to the extent relating to Taxes or Tax matters;

(iii)  Transfer Taxes allocable to Buyer pursuant to Section 5.6; and

(iv)  reasonable out of pocket costs, expenses, fees and other amounts incurred in contesting, determining, investigating, or settling any matter for which a claim for indemnity may be made pursuant to the foregoing (including attorneys’ and accountants’ fees).

Section 5.2Proration of Taxes

.  For purposes of Section 5.1 and Section 5.3, any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii)  in the case of all other Taxes, on the basis of a closing of the books as of the end of day on the Closing Date.

Section 5.3Tax Returns

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(a)  Seller shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Company for Pre-Closing Tax Periods other than Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes of or with respect to the Company that are shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law.  All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement and no position shall be taken on such Tax Returns that could materially adversely affect the Company after the Closing Date.

(b)  Buyer shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Company for all Straddle Periods and (ii) paying to the relevant Tax Authority all Taxes shown as due on such Tax Returns, in each case, within the time and in the manner prescribed by Law.  Seller shall be liable to pay to Buyer an amount equal to all Taxes for Pre-Closing Tax Periods that are shown as due on any such Tax Return, no later than five Business Days before any such Tax is due, by wire transfer of immediately available funds to an account designated by Buyer.  Should Seller not make full payment of any such Taxes within such five Business Day period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at eight percent (8%) per annum from and including the date that such a payment is due to and including the date of payment.

(c)  For the avoidance of doubt, this Section 5.3 relates only to the process of filing Tax Returns and paying Taxes to the relevant Tax Authority and shall not prejudice or interfere with any indemnification obligations under Section 5.1 (except to the extent that Seller pays Buyer any amounts under clause (b) above).

(d)  Seller and Buyer shall each use their respective reasonable best efforts to make any Tax Returns and work papers in respect of a Pre-Closing Tax Period for which Seller (on the one hand) and Buyer (on the other hand) is responsible for preparing available for review by Buyer (on the one hand) and Seller (on the other hand) sufficiently in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 45 days prior to the date such Tax Return is required to be filed, to provide Buyer (on the one hand) and Seller (on the other hand) with a meaningful opportunity to analyze, comment on and dispute such Tax Returns.  The reviewing party shall notify the preparing party of any comments or disputes with respect to such Tax Returns in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 20 days prior to the date such Tax Return is required to be filed, to provide Seller or Buyer (as applicable) with a meaningful opportunity to consider such comments or disputes and for such Tax Returns to be modified, as appropriate, before filing.  In the event of any disagreement between Buyer and

Seller, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final unless otherwise not consistent with a determination (as defined in Section 1313(a) of the Code).  The fees and expenses of the Tax Accountant shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.  If the Tax Accountant does not resolve any differences between Seller and Buyer with respect to such Tax Return at least five Business Days prior to the due date therefor, such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and amended to reflect the Tax Accountant’s resolution.  The preparation and filing of any Tax Return with respect to the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 5.4Tax Contests

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(a)  Buyer or Seller, as the case may be, will provide written notice to the other within 30 days of its discovery of any matter that may give rise to a claim for indemnity pursuant to this Article V (a “Tax Claim” and such notice a “Tax Claim Notice”); provided, however, that failure to comply with this Section 5.4(a) by an Indemnified Party shall not affect the Indemnifying Party’s indemnification obligation hereunder except only to the extent the Indemnifying Party’s ability to control such Tax Claim is adversely and materially affected by such failure.

(b)  Seller, at the expense of Seller, shall have the right to control the conduct of the defense of any Tax Claim brought by a Tax Authority that involves solely a matter for which Seller is required to indemnify the Buyer Indemnitees; provided, that (i) Buyer is provided written notice by Seller of his intent to control the defense of such matter within 10 days after Seller has received the underlying Tax Claim Notice (which will include Seller’s acknowledgement that Seller is liable for all Taxes and Losses of the Buyer Indemnitees that result or arise from such Tax Claim), and (ii) Seller shall not have the right to control the conduct of the defense of, or settle, any Tax Claim if the resolution or determination of such Tax Claim could materially adversely affect or prejudice the Buyer Indemnitees.  Except as provided in the foregoing, Buyer shall control (at Seller’s expense to the extent the Tax Claim relates to or involves a matter for which Seller is required to indemnify the Buyer Indemnitees) the conduct of the defense of all Tax Claims.  Buyer (at its expense) shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Seller.  Seller (at Seller’s expense) shall have the right to participate in the conduct of the defense of any Tax Claim relating to the Company that is not controlled by Seller to the extent (A) the defense relates solely to the Tax Claim and (B) Seller has acknowledged in writing that Seller is liable for all Taxes and Losses of the Buyer Indemnitees that arise from such Tax Claim.

(c)  Notwithstanding any provision in this Agreement to the contrary, Seller may not settle, compromise or agree to any Tax adjustment with respect to any Tax Claim without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.5Books and Records; Cooperation

.  The parties to this Agreement and their respective Affiliates will provide each other with such cooperation and information as Buyer or

Seller reasonably may request of the other or such Affiliates with respect to any Tax matter at the expense of the requesting party (unless such expense is an expense for which an indemnity is due).  Such cooperation shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers.  Seller shall make himself, his advisors and the Company’s auditors for all Pre-Closing Tax Periods available to provide explanations of any documents or information provided hereunder and to assist with any matter relating to Taxes, including any Audit or the preparation of any financial statements.  Seller, Buyer and their respective Affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company until the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions.

Section 5.6Transfer Taxes

.  All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne by Seller and Buyer as follows:  (a) Seller shall bear and be obligated to pay any Transfer Taxes that are real estate Taxes, and (b) Seller and Buyer shall each bear and pay one half of any Transfer Taxes not described in the preceding clause (a).  Seller and Buyer shall cooperate with each other in the timely filing and execution of any Tax Returns and other documentation relating to Transfer Taxes, the remitting of payment of all such Taxes and the delivery of any forms claiming exemption or relief from any such Taxes.

Section 5.7Additional Covenants

.

(a)  All powers of attorney with respect to any Tax matters granted by or on behalf of the Company prior to the Closing Date will be terminated as of the day prior to the Closing Date.

(b)  All Tax Sharing Agreements with respect to or involving the Company shall be terminated with respect to any Liability of the Company as of the day prior to the Closing Date and the Company shall not be bound thereby or have any Liability thereunder at any time thereafter.

(c)  Seller and Buyer (and each of their respective Affiliates) agree to treat all indemnification payments made by either of them under this Agreement as adjustments to the Purchase Price for all Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

(d)  Notwithstanding anything in this Agreement to the contrary, except as provided in Section 8.5(b), the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by this Article V and the rights to indemnification set forth in this Article V shall not in any manner be subject to any of the limitations on indemnification set forth in Article VIII; provided, however, that the foregoing shall not apply to limit the indemnification for any Tax matter relating to Sections 2.16, 2.17, or 4.1(q), (r) or (s).

(e)  Notwithstanding any provision in this Agreement to the contrary, all agreements, covenants and indemnification matters contained in this Article V shall survive the Closing and shall not terminate until 60 days after the expiration of all relevant statutes of limitations; provided, however, that upon an Indemnified Party providing an Indemnifying Party with a Tax

Claim Notice prior to the applicable date determined pursuant to the immediately preceding sentence, the agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is resolved.

(f)  Except as provided in Section 5.3(b) or as otherwise specifically provided for in this Article V, all payments due with respect to Taxes or Losses for which an Indemnifying Party has provided an Indemnified Party with an indemnity pursuant to this Agreement shall be made upon the earlier to occur of (i) three Business Days after an agreement by the Indemnifying Party and the Indemnified Party as to the Indemnifying Party’s Liabilities for such Taxes or Losses, and (ii) in the case of a matter that is being litigated or arbitrated between an Indemnifying Party and an Indemnified Party, three Business Days after the first conclusion of such matter that results in a payment due from the Indemnifying Party.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1Conditions to the Obligations of Buyer and Seller

.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing of the following condition:

(a)  No Injunction, Etc.  The consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, and there shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in such a restraint, injunction or prohibition.

Section 6.2Conditions to Obligations of Buyer

.  The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (i) the representations and warranties in Sections 2.2 (Authorization), 2.3(a) (Non-Contravention), 2.4 (Capitalization; Title) and 2.27 (Finders’ Fees), shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing and (ii) to the extent that any other representations and warranties of Seller are qualified by the term “material” or “Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing; and Buyer shall have received a certificate signed by Seller to the effect set forth in this Section 6.2(a).

(b)  Performance of Covenants and Obligations.  Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or “Material Adverse Effect”, in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material Adverse Effect”) in all respects through the Closing; and Buyer shall have received a certificate signed by Seller to the effect set forth in this Section 6.2(b).

(c)  Closing Cash.  At the Closing, the Company’s operating account will contain $100,000 in cash, in immediately available funds, which cash shall be free and clear of any Liens; and Buyer shall have received a certificate signed by Seller to the effect set forth in this Section 6.2(c).

(d)  No Litigation.  There shall be no Litigation by any Governmental Authority pending or threatened in writing that would reasonably be expected to result in a material limitation on Buyer’s ownership or control of the Company Interests or the Company’s ownership or control of the Business.

(e)  No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since December 31, 2013 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(f)  FIRPTA Certificate.  Seller shall have delivered to Buyer a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, in form and substance reasonably satisfactory to the Buyer, duly executed by the Seller.

(g)  Third Party Consents.  All Third Party Consents set forth on Schedule 6.2(g) shall have been obtained by Seller.

Section 6.3Conditions to Obligations of Seller

.  The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or waiver in writing at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except (i) the representations and warranties in Sections 3.2 (Authorization), 3.3(a) (Non-Contravention) and 3.4 (Finders’ Fees), shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing and (ii) to the extent that any other representations and warranties of Buyer are qualified by the term “material”, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing; and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the effect set forth in this Section 6.3(a).

(b)  Performance of Covenants and Obligations.  Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except  to the extent that such covenants are qualified by the term “material”, in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term

“material”) in all respects through the Closing; and Seller shall have received a certificate signed by a duly authorized officer of Buyer to the effect set forth in this Section 6.3(b).

ARTICLE VII
TERMINATION

Section 7.1Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)  by the written agreement of Buyer and Seller;

(b)  by either Buyer or Seller by notice to the other, if:

(i)  the Closing shall not have been consummated on or before August 22, 2014 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to Buyer or Seller if the breach of any provision of this Agreement by, respectively, Buyer, on the one hand, or Seller, on the other hand, shall have resulted in the failure of the Closing to be consummated by such time; or

(ii)  (A) there shall be any Law that makes the consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Seller from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

(c)  by Buyer by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Seller;

(d)  by Seller by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date, or if capable of being cured prior to the End Date, shall not have been cured within 30 days after written notice of such breach shall have been received by Buyer; or

(e)  by Buyer by notice to Seller, if there shall have occurred and be continuing for 45 days any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 7.2Effect of Termination

.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of either party (or any of its directors, officers, managers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto; provided that no such termination shall relieve any party of Liability for a breach of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.  The provisions of Section 4.4(a) (Access to Information; Confidentiality), Section 4.5 (Public Announcements), this Section 7.2 and Section 7.1 (Termination), Article IX (Definitions) and Article X (Miscellaneous) shall survive any termination hereof pursuant to Section 7.1.

ARTICLE VIII
INDEMNIFICATION

Section 8.1Survival

.  The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and all covenants and agreements contained in this Agreement that are to be fully performed or complied with at or prior to the Closing shall survive the Closing solely for purposes of Article V and this Article VIII until the date that is 24 months following the Closing Date; provided, that the representations and warranties in Sections 2.1 (Corporate Status), 2.2 (Authorization), 2.3(b) (Non-Contravention), 2.4 (Capitalization; Title), 2.15 (Environmental Matters), 2.16 (Employees, Labor Matters, Etc.), 2.17 (Employee Benefit Plans and Related Matters; ERISA), 2.18 (Tax Matters), 2.23 (Intercompany Accounts; Transactions with Affiliates) and 2.27 (Finders’ Fees) (such representations and warranties, the “Seller Fundamental Representations”) and the representations and warranties in Sections 3. 2 (Authorization), 3.3(a) (Non-Contravention) and 3.4 (Finders’ Fees) (such representations and warranties, the “Buyer Fundamental Representations”), shall survive until 60 days past the applicable statute of limitations.  The covenants and agreements of the parties contained in this Agreement that are to be performed or complied with after the Closing shall survive until fully performed or complied with.  The obligations to indemnify any party under this Agreement shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 8.1.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 8.2Indemnification by Seller

.  From and after the Closing, Seller shall defend, indemnify and hold harmless each of Buyer, its Affiliates (including, following the Closing, the Company), and their respective officers, directors, managers, employees, agents, advisors and representatives (collectively, the “Buyer Indemnitees”) from and against, and agree to pay or reimburse the Buyer Indemnitees for, any and all damages, losses, Liabilities and expenses (including reasonable fees and expenses of attorneys, accountants, consultants and other third party advisors and other reasonable out-of-pocket expenses incurred in the investigation, defense or settlement of any of the same or in asserting, preserving or enforcing any rights under this Agreement), whether in respect of Third Party Claims, claims between the parties or otherwise (collectively, “Losses”) (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.2), resulting from or arising out of: (a) any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to this Agreement or any certificate furnished by Seller pursuant to this Agreement, and/or (b) any failure of Seller (or, prior to the Closing, the Company) to perform any covenant or agreement under this Agreement.

Section 8.3Indemnification by Buyer

.  From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller, his Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses (without duplication of the dollar amount of any Loss for which indemnification may be provided under Article V or under more than one provision of this Section 8.3) resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Buyer in or pursuant to this Agreement or any certificate furnished by Buyer pursuant to this Agreement, or (b) any failure of Buyer to perform any covenant or agreement under this Agreement.

Section 8.4Miscellaneous.

Section 8.5

(a)  For purposes of this Article VIII, (i) an inaccuracy in or breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any qualification as to materiality, “Material Adverse Effect” or similar language and (ii) the amount of Losses in respect of any breach of a representation or warranty, including any deemed breach resulting from the application of clause (i), shall be determined without regard to any limitation or qualification as to materiality, “Material Adverse Effect” or similar language set forth in such representation or warranty.

(b)  The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations, warranties and covenants of Seller, and the Buyer Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Buyer Indemnitees shall be deemed to have relied upon the representations and warranties of Seller set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Buyer Indemnitees (including by any of their respective advisors, consultants or representatives) or by reason of the fact that any of the Buyer Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Buyer’s waiver of any condition set forth in Article VI.  The representations, warranties and covenants of Buyer, and the Seller Indemnitees’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of (and the Seller Indemnitees shall be deemed to have relied upon the representations and warranties of Buyer set forth herein notwithstanding) (i) any investigation made by or on behalf of any of the Seller Indemnitees (including by their respective advisors, consultants or representatives) or by reason of the fact that any of the Seller Indemnitees or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, regardless of whether such investigation was made or such knowledge was obtained before or after the execution and delivery of this Agreement or (ii) Seller’s waiver of any condition set forth in Article VI.

(c)  Except as provided in Article V and Section 10.9, the indemnity provided for in this Article VIII shall be the sole and exclusive monetary remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce a payment or performance obligation hereunder) of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud or willful misconduct).  Notwithstanding anything to the contrary in this Agreement, none of the limitations on indemnities set forth in this Article VIII shall apply in the event of any fraud or willful misconduct on the part of any of the parties or their Affiliates.

(d)  For purposes of this Agreement, “Losses” shall exclude (i) punitive and exemplary damages, except to the extent awarded in connection with any Third Party Claim and (ii) consequential damages, including lost income and profits and interruptions of business to the extent constituting consequential damages, except (A) to the extent such damages are the probable and reasonably foreseeable consequence of a breach of the representation or warranty or a breach or failure to perform any covenant or agreement contained in a Transaction Agreement or (B) to the extent such damages are awarded in connection with any Third Party Claims; provided, that in no event will the term “Losses” exclude Losses directly or indirectly resulting from, incurred in connection with or arising out of fraud or willful misconduct.

Section 8.5Adjustments; Payments, Etc.

(a)  Any indemnity payment made by Seller to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article VIII in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims; provided, however, that any amount payable by an Indemnifying Party pursuant to this Article VIII shall not be delayed or reduced pending any receipt of insurance proceeds.  If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)  Once a Loss is agreed in writing by the Indemnifying Party, or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such agreement or such final adjudication by wire transfer of immediately available funds to an account designated by the Indemnified Party.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day-period, any amount payable shall be increased by the interest on such amount, compounded daily (based on a 365 day year), at an interest rate of eight percent (8%) per annum from and including the date of agreement of the Indemnifying Party or final adjudication or determination to and including the date of payment.

(c)  Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may (on behalf of itself or any other Buyer Indemnitee) set off any amount to which any Buyer Indemnitee may be entitled under Article V or this Article VIII this against amounts otherwise payable pursuant to Section 1.3(a)(ii) or (iii). The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement; provided, that if it is ultimately determined by court of competent jurisdiction that that Buyer’s exercise of such right of set-off was without any reasonable basis, Seller shall be entitled to recover his reasonable attorneys’ fees in connection with the defense against any such set-off. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to any Buyer Indemnitee.  Buyer’s right of set-off is intended to secure any payment obligations of Seller under Article V and Article VIII; provided, that such right of set-off is not the exclusive means by which Buyer Indemnitees may recoup Losses from Seller under this Agreement.

Section 8.6Third Party Claim Procedures

.

(a)  In the event that any Litigation for which an indemnifying party (an “Indemnifying Party”) may have liability hereunder to a Buyer Indemnitee or a Seller Indemnitee, as the case may be (an “Indemnified Party”), other than any such Litigation relating to Taxes (which are the subject of Section 5.4), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall reasonably promptly, but in no event more than 20 Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Third Party Claim (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Third Party Claim except to the extent that such failure has a prejudicial effect on the Indemnifying Party with respect to such Third Party Claim.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as soon as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all notices, court papers and other relevant documents received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have 20 Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third Party Claim may result in injunctive or other nonmonetary relief against the Indemnified Party or any of its

Affiliates, in which case the Indemnifying Party shall not have any rights to defend the Indemnified Party against such Third Party Claim and the Indemnified Party shall assume such defense at the Indemnifying Party’s expense.

(b)  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, with counsel reasonably satisfactory to the Indemnified Party.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense; provided, however, that if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of clause (c) of this Section 8.6, or (iii) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) injunctive or other nonmonetary relief against the Indemnified Party or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any Third Party Claim.

(c)  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third Party Claim pursuant to clause (a) of this Section 8.6 or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, at all times, but not the obligation to assume its own defense and the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.  In no event shall the Indemnified Party’s right to indemnification for a Third Party Claim be adversely affected by its assumption of the defense of such Third Party Claim.

(d)  The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that such cooperation shall not affect the indemnifiability hereunder of the costs and expenses of the Indemnified Party relating thereto.  The Indemnifying Party shall keep the Indemnified Party reasonably apprised of any significant developments relating to any Third Party Claim of which the Indemnifying Party has assumed the defense, including any proposed compromise, settlement or appeal with respect thereto.

(e)  The Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.7Direct Claims

.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim describing in reasonable detail the facts and circumstances with respect to the subject matter of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought and copies of the relevant documents evidencing such Direct Claim; provided, however, that the failure to give such notice on a timely basis shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement with respect to such Direct Claim except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and has a prejudicial effect on the Indemnifying Party with respect to such Direct Claim.  The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

ARTICLE IX
DEFINITIONS

Section 9.1Certain Terms

.  The following terms have the respective meanings given to them below:

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“2014-2015 Performance Threshold” has the meaning set forth in Section 1.3(a)(ii).

“2015-2016 Performance Threshold” has the meaning set forth in Section 1.3(a)(iii).

“Accounting Firm” has the meaning set forth in Section 1.3(c)(ii).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, membership interest purchase, merger, consolidation, membership interest exchange, business combination or otherwise, of any Company Interests or any material assets of the Company.

“Adjusted EBITDA” means, as determined in accordance with GAAP, the net income of the Company related to the sale of Qualifying Products for the applicable period (which shall include, as an expense, the full salary paid to Seller pursuant to the Jordan Employment Agreement), plus all related interest expense, income Tax expense, and depreciation and amortization expense, but excluding extraordinary items.  An example of the calculation of Adjusted EBITDA is attached hereto as Exhibit B.

“Affiliate,” with respect to any Person, means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.  For the purposes of this Agreement, Premier shall be considered an “Affiliate” of Seller.

“Affiliate Transaction” has the meaning set forth in Section 2.23(b).

“Allocation” has the meaning set forth in Section 1.4.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Jordan Employment Agreement and any other or any instrument or certificate between the parties or furnished by one party to the other pursuant to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Assets” has the meaning set forth in Section 2.10(a).

“Audit” has the meaning set forth in Section 2.18(e).

“Books and Records” means all written or electronic accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Company, including customer lists, customer leads, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting and claims handling manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Company, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Company.

“Business” means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Tampa, Florida and Dallas, Texas, are open for normal banking business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Claim Notice” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, practice, arrangement or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, fringe benefits or other employee benefits or remuneration of any kind (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any bonus, deferred compensation, equity bonus, equity purchase, restricted equity, equity option or other equity-based arrangement, and any employment, consulting, termination, retention, change in control or severance plan, program, policy, arrangement or Contract), whether written or unwritten, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any Employee or with respect to which the Company is a party or has or may have any Liability.

“Company Interests” has the meaning set forth in the Recitals.

“Company Operating Budget” has the meaning set forth in Section 1.3(b).

“Company Securities” has the meaning set forth in Section 2.4(b).

“Confidentiality Agreement” means that certain confidentiality agreement, dated September 3, 2013, by and between Health Insurance Innovations, Inc. and the Company.

“Consumer Privacy Information” has the meaning set forth in Section 2.11(e).

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement.

“Data” has the meaning set forth in Section 2.11(d).

“Deposit Amount” means the aggregate deposit of $325,000 previously paid by Buyer to Seller.

“Designated Court” has the meaning set forth in Section 10.4.

“Direct Claim” has the meaning set forth in Section 8.7.

“Disputed Items” has the meaning set forth in Section 1.3(c)(ii).

“Employee” means any current or former employee of the Company, including any such individual who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).

“Employee Restrictive Agreements” has the meaning set forth in Section 2.11(c).

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enforceability Exception” means (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law regulating or relating to the protection of human health, natural resources or the environment, including Laws relating to environmental contamination.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusivity Period” has the meaning set forth in Section 4.3.

“GAAP” has the meaning set forth in Section 2.6(a).

“GAAP Financial Statements” has the meaning set forth in Section 2.6(a).

“Governmental Approval” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substances” means:  (a) asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, microbiological contamination or related materials, (b) or any substance that requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (c) is regulated under any Environmental Law.

“HII Ancillary Product” means any of the following: Freedom Elite term life, Freedom Access AME, Cash Advance Critical Illness, Cancer Policy or Extra Care Package, Freedom Access CI, Foundation Dental, Savers Rx or Freedom Elite Term Life; or any substantially similar ancillary product, policy or plan that is developed by Buyer and offered for sale and administered by Buyer and its Affiliates.

“HII Core Medical Policy” means any six-month, eleven-month or twelve-month medical, limited medical or hospital indemnity insurance policy, or any substantially similar insurance policy, product or plan of like duration, that is developed by Buyer and offered for sale and administered by Buyer and its Affiliates.

“HII Products” means HII Core Medical Policies and HII Ancillary Products, but excluding, for the avoidance of doubt any medicare insurance policies, products or plans and any insurance policies, products or plans offered for sale “on exchange” pursuant to the Patient Protection and Affordable Care Act, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds) and (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Insurance Contract” means any all insurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements, sold, issued, entered into, serviced or administered by the Company in connection with the Business, in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.

“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of the Company.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, reissues, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions (“Patents”), (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, signs or insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (c) copyrightable works and works of authorship (including Software (in any form including source code and executable or object code)), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions (“Copyrights”), (d) Trade Secrets, (e) Data, databases and datasets, (f) rights of privacy and publicity and (g) the right to sue for past infringement of any of the foregoing.

“Intercompany Agreement” means any Contract between the Company, on the one hand, and Seller or any of Seller’s Affiliates (other than the Company), on the other hand.

“Intercompany Obligation” means any loan, note, advance, receivable or payable between Seller or any of Seller’s Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“IP Licenses” has the meaning set forth in Section 2.11(b).

“IRS” means the Internal Revenue Service.

“Jordan Employment Agreement” has the meaning set forth in Section 1.6(a)(i).

“July 2014 Financial Statements” has the meaning set forth in Section 2.6(a).

“Knowledge” means with respect to Seller, the knowledge after reasonable inquiry of

Seller or Tammy Brown.

“Laws” has the meaning set forth in Section 2.13.

“Leased Premises” has the meaning set forth in Section 2.10(d).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description, whether known or unknown, asserted or not asserted, absolute or contingent, fixed or unfixed, matured or unmatured, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however incurred or arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company or (b) the ability of Seller to consummate the transactions contemplated hereby, but excluding, in the case of clause (a), any effect resulting after the date hereof from (i) any change, development, event or occurrence arising out of or relating to general economic or market conditions, (ii) any change, development, event or occurrence affecting the insurance industry generally, and/or (iii) changes in applicable Law or GAAP but only to the extent that any such effect described in the preceding clauses (i) through (iii) does not materially and disproportionately affect the Company relative to other Persons engaged in the industry in which the Company operates.

“Notice Period” has the meaning set forth in Section 8.6(a).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Threshold Statement” has the meaning set forth in Section 1.3(c)(i).

“Performance Thresholds” means the 2014-2015 Performance Threshold and the 2015-2016 Performance Threshold.

“Permits” has the meaning set forth in Section 2.14(a).

“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established against the full amount of such Liability on the GAAP Financial Statements, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Company and (f) other imperfections of title or encumbrances, if any, which do not materially detract from the current value or materially interfere with the current use by the Company of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Taxable Period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Premier” means Premier Discount Marketing, Inc., a Texas corporation.

“Purchase Price” has the meaning set forth in Section 1.3(a).

“Qualifying Product” means any (a) HII Product and (b) insurance policy, product or plan  that is:

(i) the same as, or has substantially similar coverage periods, coverages, characteristics, and terms and conditions of an HII Product (excluding, for the avoidance of doubt any medicare insurance policies, products or plans and any insurance policies, products or plans offered for sale “on exchange” pursuant to the Patient Protection and Affordable Care Act, as amended);

(ii) developed and administered by a Person other Buyer and its Affiliates; and

(iii)offered for sale by the Company pursuant to a binding Contract in force as of the date of this Agreement.

“Real Estate Lease” has the meaning set forth in Section 2.10(d).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Review Period” has the meaning set forth in Section 1.3(c)(ii).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer concurrently with the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Objection Notice” has the meaning set forth in Section 1.3(c)(ii).

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof and all executables and utilities, in any and all forms and media, and all related documentation.

“Straddle Period” means any Taxable Period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies or other assessments or charges in the nature of a tax or any other similar payment imposed by any Tax Authority, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, premium, excise, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar item and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Accountant” has the meaning set forth in Section 5.3(d).

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning set forth in Section 5.4(a).

“Tax Claim Notice” has the meaning set forth in Section 5.4(a).

“Tax Contract” means any Contract or provision thereof under which the Company may have an obligation to another party with respect to Taxes.

“Tax Return” means any federal, state, local or foreign Tax report, return (including information return), claim for refund, election, notice, estimated Tax filing, declaration, statement, schedule, form, request or other document (including any related or supporting information or any amendment to any of the foregoing) supplied to, required to be filed with or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis.

“Tax Sharing Agreement” has the meaning set forth in Section 2.18(k).

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Seller or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Third Party Consent” has the meaning set forth in Section 4.6(b).

“Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information, discoveries or know-how, including algorithms, apparatuses, patterns, plans, compilations, devices, formulae, inventions, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any and all sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof).

“Treasury Regulation” means the regulations prescribed under the Code.

Section 9.2Construction

.  The words “hereby,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits, Schedules and the Seller Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit or Schedule or in the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  References to any agreement, Contract, instrument, statute, rule or regulation are to that agreement, Contract, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes rules and regulations promulgated under said statutes).  References to any Person include the successors and permitted assigns of that Person.  References to “dollars” or “$” means lawful money of the United States of America.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.  The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE X
MISCELLANEOUS

Section 10.1Notices

.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

(i)  if to Buyer, which single notice shall constitute notice to Buyer, to:

Michael W. Kosloske

Chairman, President and Chief Executive Officer

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Facsimile: (877) 376-5832

E-mail: mkosloske@hiiquote.com

with a copy, which shall not constitute notice to Buyer, to:

Michael A. Petrizzo, Jr.

Executive Vice President and General Counsel

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida 33613

Facsimile: (877) 376-5832

E-mail: mpetrizzo@hiiquote.com

(ii)  if to Seller, to:

Landon A. Jordan

1409 Long and Winding Road

Mansfield, Texas 76063

E-mail: landon9716@yahoo.com

with a copy, which shall not constitute notice to Seller, to:

David Cook

Harris Cook, L.L.P.

709 East Abram

Arlington, Texas 76010

Facsimile: (817) 460-8060

E-mail: david@harriscooklaw.com

Section 10.2Amendment; Waivers, Etc.

  This Agreement may not be amended except by an instrument in writing signed on behalf Buyer and by Seller.  Buyer, on the one hand, and Seller, on the other hand, may waive compliance by Seller or Buyer with any term or provision of this Agreement that Seller or Buyer was or is obligated to comply with or perform only by an instrument in writing by the party granting such waiver provided in the manner contemplated by Section 10.1.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by either party of a breach of or a default under any of the provisions of this Agreement, nor the failure by either party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.3 Expenses

.  Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such costs, fees or expenses.

Section 10.4Governing Law, Submission to Jurisdiction, Waiver of Jury Trial

.  This Agreement shall be interpreted and construed in accordance with the Laws of the State of Florida, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of Florida.  Except as provided in Section 1.3(c) and Section 5.3(d), the parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in Tampa, Florida (any such court, a “Designated Court”), over any Litigation arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any Litigation brought against such party in a Designated Court; (c) waive any objection to the laying of venue of any such Litigation brought in a Designated Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Litigation in a Designated Court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction the party against whom enforcement is sought may be subject, by suit upon such judgment.  IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

Section 10.5Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by either party hereto without the prior written consent of the other party.  Notwithstanding the foregoing, without the consent of Seller, Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Company Interests; provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 10.6Entire Agreement

.  This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Ancillary Agreements (when executed and delivered)  constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 10.7Severability

.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8Counterparts; Effectiveness; Third Party Beneficiaries

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.  Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.    Except as specifically provided under Article V and Article VIII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.

Section 10.9Specific Performance

.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or otherwise breached and that, without the necessity of posting any bond or other security or undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.4, in addition to any other remedy to which they are entitled at law or in equity.  If any Litigation is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:/s/ Michael W. Kosloske

Michael W. Kosloske

Chairman, President and Chief Executive
Officer

SELLER:

/s/ Landon A. Jordan

Landon A. Jordan

(Signature Page to Membership Interest Purchase Agreement)

**The schedules to this Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  The issuer agrees that the issuer will furnish supplementally a copy of the omitted schedules to the Commission upon the Commission’s request.  The following is a list of the omitted schedules:

Schedule 1.3(b)—Company Operating Budget

Schedule 1.4 – Allocation

Schedule 4.11 – Intercompany Obligations and Agreements

Schedule 6.2(g) – Required Third Party Consents

Exhibit A – Jordan Employment Agreement

(ATTACHED)

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of August 8, 2014, by and between Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (the “Company”), and Landon A. Jordan (“Executive”).

Recitals

A.  The parties are entering into this Agreement in connection with the acquisition by the Company of all of the issued and outstanding membership interests of American Service Insurance Agency, LLC (“American Service”), and Executive desires to be hired by the Company, upon the terms and conditions set forth herein, to become effective as of the date of this Agreement; and

B.  The Company and Executive agree to protect the interests of the Company and Company’s Customers and Confidential Information (as defined below) that may have been or that may be disclosed to Executive as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Section 1.  Employment, Duties and Acceptance.

(a)  The Company shall employ Executive during the Term (as defined below) as Director, Call Center Operations.  Executive shall have such authority and such responsibilities as are assigned or delegated to him from time to time by the Chief Operating Officer of the Company (“COO”).

(b)  Executive hereby accepts such employment and agrees to render Executive’s services to the Company on a full-time basis and to devote Executive’s full business time and attention

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to the business and affairs of the Company and any parent, subsidiary or other affiliate of the Company.  Executive agrees that at all times during the Term, Executive will faithfully perform the duties assigned by the Company to the best of Executive’s ability.     Executive shall report directly to the COO.  Executive further agrees to accept election and to serve during all or any part of the Term as an officer, director, manager or representative of any parent, subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement.

(c)  The duties to be performed by Executive hereunder shall be performed at Executive’s office at American Service in Fort Worth, Texas.  Executive, however, shall travel as Executive’s duties require, and shall visit the Company’s principal offices in Tampa, Florida as reasonably requested by the Company.  Executive shall be entitled to an annual paid vacation of 20 days in accordance with the Company’s policies and practices; provided that Executive shall schedule the timing and duration of Executive’s vacations in a reasonable manner taking into account the needs of the business of the Company.

(d)  Executive acknowledges that from time to time the Company may promulgate workplace policies and rules. Executive agrees to fully comply with all such policies and rules, and understands that failure to do so may result in disciplinary action up to and including immediate discharge for Cause subject to Section 4 below.

Section 2.  Term. As used herein, the “Term” means the period commencing as of the date hereof (the “Effective Date”), and ending on August 8, 2015.  The Term shall be automatically extended for successive one-year periods unless Executive or the Company gives written notice of termination on or before the 30th day prior to the expiration of any Term of Executive’s or the Company’s desire not to renew the Term. Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive in writing. In the event that the Company gives written notice that it does not intend to renew the Term, and absent any circumstances that would Termination for Cause (as defined below) (a) Executive shall work through the end of the Term at Executive’s compensation rate then in effect and (b) following the end of the Term, the Company shall pay to Executive an amount equal to one-half (50%) of Executive’s annual Salary hereunder (at the rate then in effect) payable in bi-monthly installments in accordance with the Company’s then existing payroll practices for the period commencing on the Termination Date and

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ending six (6)  months after the Termination Date. As a condition to the Company’s obligations, if any, to make severance payments under this Section 2, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

Section 3.  Compensation.  Executive shall be entitled to the following compensation:

(a)  The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $250,000 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholdings.  During the Term, the Company shall have the right to increase, but not (except as otherwise expressly provided herein) decrease, the Salary.  Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

(b)  The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)  On the Effective Date, the Company shall execute and deliver to the Executive  a Stock Appreciation Rights Award Agreement in the form attached hereto as Exhibit B (the “SARA Agreement”), evidencing a grant to Executive pursuant to the terms of the Health Insurance Innovations, Inc. Long Term Incentive Plan (the “LTI Plan”) of 10,000 SARs (as defined in the SARA Agreement).

(d)  Executive shall be eligible for annual bonus awards as determined at the sole discretion of the Chief Executive Officer of the Company from time to time.

(e)  Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance and all other so-called “fringe” benefits or perquisites (except for any plan that provides severance or other similar benefits), on the same terms that the Company or Health Insurance Innovations, Inc. (“Parent”) provides to other

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similarly situated senior Company executives (subject to all restrictions on participation that may apply under federal and state tax laws); provided, however, that Executive shall not be eligible to participate in any bonus, equity incentive plan, stock option plans, or incentive compensation plan, agreement or arrangement that relates to or is approved or adopted in connection with Parent’s completed initial public offering.

Section 4.  Termination.

(a)  Events of Termination. Executive’s employment with the Company shall terminate (the date of such termination being the “Termination Date”) immediately upon any of the following:

(i)  Executive’s death (“Termination Upon Death”);

(ii)  the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that due to a mental or physical condition, Executive has been unable and failed to substantially render the services to be provided by Executive to the Company for a period of at least 180 days out of any consecutive 360 days (“Termination For Disability”);

(iii)  the effective date of a written notice sent to Executive stating the Company’s determination, made in good faith, that it is terminating Executive’s employment for Cause (as defined below) (“Termination For Cause”);

(iv)  the effective date of a written notice sent to Executive stating that the Company is terminating Executive’s employment without Cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”);

(v)  the effective date of a written notice (other than a notice delivered pursuant to Section 4(a)(vi) of this Agreement) sent to the Company from Executive stating that Executive is electing to terminate Executive’s employment with the Company without Good Reason (“Resignation Without Good Reason”); or

(vi)  the effective date of a written notice to Company stating Executive’s determination, made in good faith, that a Good Reason Event (as defined below) has occurred within 30 days preceding such notice and as a consequence Executive is electing to terminate Executive’s employment hereunder for Good Reason (“Resignation For Good Reason”); provided, however, that Executive will give the Company 30 days to cure such Good Reason Event, and if the Company fails to cure such Good Reason Event within 30 days after Executive gives written notice of resignation hereunder, then Executive may immediately terminate Executive’s employment with the Company, and such termination will be a Resignation For Good Reason hereunder; provided, further, that Executive’s termination shall be deemed a Termination For Cause if the Company has delivered to

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Executive written notice of any act or omission that, if not cured, would constitute Cause at any time preceding the notice provided by Executive hereunder.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) frequent or extended, and unjustifiable, absenteeism, (v) Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out directives of the Company, which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, or (vi) Executive’s material non-compliance with the terms of this Agreement, which, if capable of being cured shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment.

As used herein, the term “Good Reason Event” shall mean (i) a material adverse change in the responsibilities or duties of Executive as set forth in this Agreement without Executive’s prior consent at a time when there are no circumstances pending that would permit the Company to terminate Executive for Cause, (ii) any reduction in the Salary or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that are generally applicable to all members of the Company’s senior management), (iii) without Executive’s prior written consent, the relocation of Executive’s principal place of employment outside of a 30 mile radius from the location of Executive’s principal place of employment as of the Effective Date, or (iv) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive.

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(b)  Effect of Termination.

(i)  Death or Disability. In the event of Termination Upon Death or Termination For Disability pursuant to Sections 4(a)(i) and 4(a)(ii) of this Agreement, Executive (or Executive’s legal representative) shall be entitled to receive in cash the following:

(A)  an amount equal to any earned but unpaid Salary owing by the Company to Executive as of the Termination Date (the “Accrued Salary”); and

(B)  to the extent set forth in any written management bonus plan, an amount equal to the pro rata portion, determined as of the Termination Date, of any bonus to which Executive would have been entitled had Executive been employed by the Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”).

(ii)  Termination For Cause. In the event of a Termination For Cause pursuant to Section 4(a)(iii) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(iii)  Termination Without Cause and Resignation For Good Reason. In the event of Termination Without Cause or Resignation For Good Reason pursuant to Sections 4(a)(iv) and 4(a)(vi) of this Agreement, Executive shall be entitled to receive in cash, subject to Section 4(c)(ii) of this Agreement:

(A)  an amount equal to any Accrued Salary;

(B)  an amount equal to any Accrued Bonus; and

(C)  an amount equal to one-half (50%) of Executive’s annual Salary hereunder (at the rate then in effect) payable in bi-monthly installments in accordance with the Company’s then existing payroll practices for the period commencing on the Termination Date and ending six (6)  months after the Termination Date.

(iv)  Resignation Without Good Reason. In the event of Resignation Without Good Reason pursuant to Section 4(a)(v) of this Agreement, Executive shall be entitled to receive in cash an amount equal to any Accrued Salary.

(v)  Upon Termination For Any Reason. In the event of any termination, Executive shall be entitled to receive:

(A)  any unpaid reasonable, reimbursable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement that were incurred in a

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manner consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to incurring, reporting and documenting such expenses; and

(B)  benefits under the Company’s benefit plans of general application as shall be determined under the provisions of those plans.

(c)  Additional Provisions.

(i)  Any amounts to be paid pursuant to this Section 4 shall be paid in accordance with the Company’s existing payroll or bonus payment practices, as applicable.

(ii)  As a condition to the Company’s obligations, if any, to make any severance payments provided under this Section 4, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A.

(iii)  Notwithstanding any provision of this Agreement, the obligations and commitments under Section 5 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

(iv)  Notwithstanding anything in this Agreement to the contrary, if, in the reasonable determination of the Company, Executive has breached or is in breach of Section 5 in any way, the Company shall automatically have the right to withhold all amounts due and payable under Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement (“Withheld Amounts”).  All Withheld Amounts shall be held in escrow at a financial institution mutually acceptable to Executive and the Company.  If the Company receives a judgment that Executive has breached or is in breach of Section 5 in any way from a court of competent jurisdiction pursuant to Section 12 from which Executive cannot or does not take an appeal, then all Withheld Amounts and any future payments due and payable under Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement shall be deemed forfeited by, and not otherwise due and payable.  If, however, Executive receives a judgment that Executive has not breached and is not in breach of Section 5 in any way from a court of competent jurisdiction pursuant to Section 12 from which the Company cannot or does not take an appeal, then all Withheld Amounts shall be promptly paid to Executive and any future amounts due and payable pursuant to Sections 4(b)(i)(B), 4(b)(iii)(B) and/or 4(b)(iii)(C) of this Agreement shall be payable on the terms, and subject to the conditions, set forth in this Agreement.

(v)  Executive agrees that termination of Executive’s employment for any reason shall, with no further action by Executive required, constitute Executive’s resignation, as of the Termination Date from all positions as an officer, director, manager or representative of the Company and any parent, subsidiary or other affiliate of the Company.

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Section 5.  Noncompetition, Nonsolicitation and Confidentiality.

(a)  Definitions.

“Company’s Business” means (i) developing and administering web-based individual and/or group health insurance plans and ancillary insurance products, (ii) designing and structuring data-driven individual and/or group health insurance plans and ancillary insurance products, (iii) marketing such individual and/or group health insurance plans and ancillary insurance products, (iv) managing relations with insureds, (v) the development and maintenance of insurance and call center-oriented software and information technology systems, and (vi) any other business or commercial activity, in each case as conducted by the Company or any parent, subsidiary or other affiliate of the Company.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in the Company’s Business.

“Confidential Information” means any confidential information with respect to the Company’s Business and/or the businesses of its clients or Customers, including, but not limited to: the trade secrets of the Company; products or services; standard proposals; standard submissions, surveys and analyses; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; the Company’s existing and prospective clients and Customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other related data; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Executive not otherwise permissible hereunder or (iii) Executive has learned or learns from other sources where, to Executive’s

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knowledge, such sources have not violated their confidentiality obligation to the Company or any other applicable obligation of confidentiality.

(b)  Noncompetition. Executive covenants and agrees that during the period commencing on the Effective Date and ending on the later of (i) three years following the Effective Date and (ii) one year following the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor anywhere in the United States of America;  provided, however, that Executive shall be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares.

(c)  Nonsolicitation of Employees. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, employ or solicit, or receive or accept the performance of services by any then current officer, manager, employee or independent contractor of the Company or any parent, subsidiary or other affiliate of the Company, or in any way interfere with the relationship between the Company or any parent, subsidiary or other affiliate of the Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d)  Nonsolicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, licensee or other person or entity transacting business with the Company or any parent, subsidiary or other affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such parent, subsidiary or other affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any parent, subsidiary or other affiliate of the Company, on the other hand.

(e)  Representations and Covenants by Executive. Executive represents and warrants that: (i) Executive’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality

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agreement with any other person or entity (other than the Company) and Executive is not subject to any other agreement that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement; (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(f)  Nondisclosure of Confidential Information. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein and Executive agrees that Executive will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company the Confidential Information except as authorized by the Company; (ii) during Executive’s employment with the Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Executive’s possession or control, or (y) destroy, delete or alter the Confidential Information without the Company’s consent. Notwithstanding the foregoing, Executive may use the Confidential Information in the course of performing Executive’s duties on behalf of the Company or any parent, subsidiary or other affiliate of the Company as described hereunder,  provided that such use is made in good faith. Executive will immediately surrender possession of all Confidential Information to Company upon any suspension or termination of Executive’s employment with the Company for any reason.

(g)  Inventions and Patents. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its parents’, subsidiaries’ or other affiliates’ actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent,

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conceived, developed or made by Executive while employed by the Company or any parent, subsidiary or other affiliate of the Company (“Work Product”) belong to the Company or such parent, subsidiary or other, affiliate. Executive shall promptly disclose such Work Product to the Company and perform all actions reasonably necessary or requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(h)  Miscellaneous.

(i)  Executive acknowledges that (x) Executive’s position is a position of trust and responsibility with access to Confidential Information of the Company, (y) the Confidential Information, and the relationship between the Company and each of its employees, Customers and Vendors, are valuable assets of the Company and may not be converted to Executive’s own use and (z) the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company and will not impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends.

(ii)  Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

(iii)  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Agreement and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have at law or equity, the Company is entitled, without posting bond, to seek an injunction preventing Executive from any breach of this Agreement.

(iv)  In the event of a breach or violation by Executive during the Restricted Period of any restriction in Section 5(b), (c) or (d) of this Agreement, the Restricted Period shall be tolled until such breach or violation has been cured.

(v)  The parties intend to provide the Company with the maximum protection possible with respect to its Customers and Vendors. The parties, however, do not intend to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 5 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court or other tribunal may enforce the restrictions to the extent deemed reasonable.

(vi)  Executive hereby agrees that prior to accepting employment with any other person or entity during the Term or during the Restricted Period following the Termination Date,

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Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 5 of this Agreement, with a copy of such notice delivered simultaneously to the Company in accordance with Section 10 of this Agreement.

(vii)  Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 5 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Executive’s employment for any reason or termination of this Agreement for any reason.

Section 6.  Withholding.  The Company shall have the right to withhold from any amount payable hereunder any employee Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 7.  Expenses. In the event of any legal action to enforce Executive’s or the Company’s rights under this Agreement, each party will be responsible for that party’s attorneys’ fees, expenses and disbursements.

Section 8.   Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Executive shall not assign or transfer any rights or obligations hereunder. The Company shall have the right to assign or transfer any rights or obligations hereunder only to (a) a successor entity in the event of a merger, consolidation, or transfer or sale of all or substantially all the assets of the Company or (b) a parent, subsidiary or other affiliate of the Company. Any purported assignment, other than as provided above, shall be null and void.

Section 9.  Indemnification. The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s constituent documents to the extent provided for any other officer or manager of the Company. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder.

Section 10.  Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

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If to the Company:

Health Plan Intermediaries Holdings, LLC

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Michael W. Kosloske

Telecopy: (877) 376-5832

with a copy to (which shall not constitute notice hereunder):
Health Plan Intermediaries Holdings, LLC

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Michael A. Petrizzo, Jr.

Telecopy: (877) 376-5832

If to Executive:	To Executive’s address as reflected on the payroll records of the Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

Section 11.  Entire Agreement. This Agreement shall constitute the entire agreement between Executive and the Company concerning the subject matter hereof. This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and an authorized officer of the Company.

Section 12.  Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law under Texas law that would require or permit the application of the laws of a jurisdiction other than the State of Texas and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in

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a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any state or federal court sitting in Dallas, Texas.

Section 13.  Full Settlement. Executive acknowledges and agrees that, subject to the payment by the Company of the benefits provided in this Agreement to Executive, in no event will the Company nor any parent, subsidiary or other affiliate thereof be liable to Executive for damages under any claim of breach of contract as a result of the termination of Executive’s employment. In the event of any such termination, the Company shall be liable only to provide to Executive, or Executive’s heirs or beneficiaries, the benefits specified in this Agreement.

Section 14.  Strict Compliance. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

Section 15.  Creditor Status. No benefit or promise hereunder shall be secured by any specific assets of the Company. Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

Section 16.  Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is determined to be a specified Executive of a public company (all as determined under Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar incurred). The amount of such reimbursements paid and any

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in-kind benefits the year following the calendar year in which the expense was provided during any calendar year shall not affect the reimbursements paid or in-kind benefits provided in any other calendar year, and the right to any such payments and benefits shall not be subject to liquidation or exchange for another payment or benefit.

Section 17.  Cooperation. Executive agrees to provide assistance to and cooperate with the Company upon its reasonable request with respect to matters within the scope of Executive’s duties and responsibilities during the Restricted Period. During the Restricted Period, the Company shall, to the maximum extent coordinate or cause any such request with Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. The Company agrees that it will reimburse Executive for reasonable documented travel expenses (i.e., travel, meals and lodging) that Executive may incur in providing assistance to the Company hereunder.

Section 18.  Non-disparagement. Executive agrees not to make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its parents, subsidiaries or other affiliates or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its parents, subsidiaries or other affiliates. The Company agrees that it will instruct each of its officers and members of its managing or directorial boards not to make any disparaging communication regarding Executive, and no director, officer or employee of the Company will be authorized on the Company’s behalf to make any such disparaging communications regarding Executive.

Section 19.  Recoupment. If the Company or Parent is required to prepare an accounting restatement due to the material noncompliance of the Company or Parent , as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Executive knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Executive is one of the individuals subject to automatic forfeiture under, Section 304 of the United States Sarbanes-Oxley Act of 2002 (and not otherwise exempted), the Executive shall reimburse the Company or Parent, as applicable, the amount of any payment in settlement of any earned or accrued during the twelve-month period following the first public issuance

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or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document not in compliance with such financial reporting requirement. Such payments shall be subject to repayment to or recoupment (clawback) by the Company or Parent in accordance with such policies and procedures as the Company or Parent may adopt from time to time, including policies and procedures to implement applicable law (including, but not limited to, Section 954 of the Dodd-Frank Act), stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 20.  Survival. Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

Section 21.  Counterparts. This Agreement may be executed in two or more counterparts, anyone of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:

Michael W. Kosloske

President and Chief Executive Officer

EXECUTIVE

Landon A. Jordan

(Signature Page to Employment Agreement)

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the _____ day of ________________ by Landon A. Jordan (the “Executive”) in favor of Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (the “Company”), and the other Released Parties (as defined below). This is the Release referred to in the Employment Agreement, dated August 8, 2014, between the Company and the Executive (the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1.  Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement or any other contractual obligations between the Company or its parents, subsidiaries or affiliates and the Executive (including, without limitation, the Membership Interest Purchase Agreement, August 8, 2014, by and between the Company and Executive) or any indemnification obligations to the Executive under the Company’s constituent documents or federal, state or local law or otherwise.

2.  Release of Claims Under the Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until the expiration of seven  days after his execution of this Release and that the Executive may revoke this Release within seven  days from the date of his execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21-day period, the Executive is waiving his  right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this Release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE

VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Landon A. Jordan

Date: ___________________

EXHIBIT B
SARA AGREEMENT

(ATTACHED)

HEALTH INSURANCE INNOVATIONS, INC.
LONG TERM INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

You have been granted Stock Appreciation Rights (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan (the “Plan”) of Health Insurance Innovations, Inc. (the “Company”).  Unless defined in this Award (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	Landon A. Jordan

Number of Stock Appreciation Rights	10,000 (each a “SAR”)

Exercise Price per SAR	$[•][1]

Grant Date	August 8, 2014

Expiration Date	August 8, 2021, subject to earlier termination under Section 2(d) of Attachment A.

Vesting Schedule
(subject to Section 2(c) and Section 2(d) of Attachment A)

Vesting

Subject to Section 2(c) and Section 2(d) of Attachment A, the SARs shall vest and become non-forfeitable in four tranches, on the following dates in the following amounts:

August 8, 2015: 2,000

August 8, 2016: 2,000

August 8, 2017: 2,000

August 8, 2018: 4,000

[1]	NTD: Will be the closing price on the date that Executive’s employment commences with the Company.

2 Attachment	A

Stock Appreciation Rights Award Agreement

Terms and Conditions

Grant to:  Landon A. Jordan

ARTICLE IGrant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

ARTICLE IITerms of SAR.

Section 2.1Generally.  Subject to the terms and conditions of this Agreement and the Plan, each SAR constitutes an unfunded and unsecured promise of the Company to deliver to Participant, at the time such SAR is validly exercised, an amount, payable in the form of Shares, equal to the excess of (i) the Fair Market Value of one Share on the date of exercise, over (ii) the Exercise Price per SAR set forth on the cover page of this Agreement (the “Spread”).

Section 2.2Exercisability.  Subject to the terms and conditions of this Agreement and the Plan, a SAR may be exercised only after if it has vested and become exercisable under Section 2(c) or Section 2(d)(ii), and only before it has expired or been terminated under Section 2(d)(i), Section 2(d)(ii) or Section 2(d)(iii).

Section 2.3Vesting, Generally.

(a)  Subject to Section 2(d), the SARs shall vest and become exercisable in accordance with the Vesting Schedule set forth on the cover page of this Agreement.

(b)  If the Participant holds unvested SARs at the time a Change in Control occurs, the SARs shall become 100% vested and exercisable on the date of the Change in Control immediately prior to the consummation thereof.

Section 2.4Vesting; Termination.

(a)  Except as otherwise provided in this Section 2(d), all of the SARs shall terminate at 5:00 p.m., Eastern time, on the Expiration Date set forth on the cover page of this Agreement, unless earlier terminated under subsections (ii) or (iii) below.

(b)  In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, SARs (A) to the extent they are not vested and exercisable as of the time of Termination of Service, shall terminate simultaneously with the Termination of Service, cease to be exercisable and by automatically forfeited to the Company without consideration and (B) to the extent they are vested and exercisable as of the time of Termination of Service, shall continue to be exercisable until 5:00 p.m., Eastern time, on the date that is ninety (90) days after the Termination Date and at such time any unexercised SARs shall terminate, cease to be exercisable and by automatically forfeited to the Company without consideration.  For purposes of this Agreement, Cause, Disability, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated as of August 8, 2014, by and between the Participant and the Company.

(c)  In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 2(d)(ii), all of the SARs shall terminate simultaneously with the Termination of Service on the Termination Date, including to the extent that the SARs are otherwise vested and exercisable as of the Termination Date, and shall automatically be forfeited to the Company without consideration, and, if otherwise vested and exercisable, shall cease to be exercisable.

For clarity, in no event shall any SAR be exercisable after the Expiration Date set forth on the cover page of this Agreement.

Section 2.5Transferability.  The SARs, and the Participant’s rights under this Agreement, shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, other than by will or the law of descent and distribution, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void. During the Participant’s lifetime, the SARs shall be exercisable only by the Participant.

ARTICLE IIIExercise.

Section 3.1When to Exercise.  Except as otherwise provided in the Plan or this Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may exercise his or her SARs that are then exercisable under Section 2, in whole or in part, by following the procedures set forth in this Section 3.  If partially exercised, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may thereafter exercise the remaining unexercised portion of the SARs, to the extent that they are then exercisable under Section 2, by following the procedures set forth in this Section 3.

Section 3.2Election to Exercise.  To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) must deliver to the Secretary of the Company (or his or her designee) a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) which sets forth the number of SARs being exercised, together with any additional documents as the Company may require.  Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations, warranties and covenants as the Company requires.  If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

Section 3.3Date of Exercise.  The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed and completed exercise notice.  If an exercise notice is received on a day that is not a business day, or is received after 5:00 p.m., Eastern time, on a business day, then the SARs shall be deemed to be exercised on the first business day immediately following the day such notice is received by the Company.

Section 3.4Settlement.  Upon a valid exercise of SARs, the Participant shall be entitled to receive that number of Shares determined by dividing (i) (1) the total number of SARs then being exercised, multiplied by (2) the Spread on the date of exercise, by (ii) the Fair Market Value of one Share on the date of exercise.

Section 3.5Fractional Shares.  No fractional Shares shall be issued upon exercise of SARs, and if the number of Shares otherwise issuable under Section 3(d) upon an exercise of SARs includes a fraction of a Share, then upon such exercise the Participant shall be entitled to receive (i) the number of Shares determined under Section 3(d), rounded down to the nearest whole Share, plus (ii) an amount of cash equal to the Fair Market Value of one Share on the date of exercise, multiplied by such fraction of a Share.

Section 3.6Withholding Requirements.  The delivery of Shares upon settlement of SARs is conditioned on the Participant making arrangements satisfactory to the Company to enable the Company to satisfy all tax (or other governmental obligation) withholding requirements.  In the event that there is any such withholding requirement upon an exercise of SARs, the Committee may, in its sole discretion and pursuant to such procedures as the Committee may require, permit the Participant to satisfy any such withholding requirement by having the Company withhold from the number of Shares otherwise issuable to the Participant upon such exercise a number of Shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares withheld by the Company as provided above.

Section 3.7Compliance with Law and Regulations.  The SARs, their exercise and the obligation of the Company to issue Shares in settlement thereof are subject to all applicable federal and state laws, rules and regulations, including securities laws, to approvals by any government or regulatory agency as may be required, and to the rules, regulations and other requirements of the stock market or exchange upon which the Shares are then quoted, traded or listed.  The Participant may not exercise a SAR if such exercise would violate any securities laws or other applicable law, rule, regulation or requirement.

ARTICLE IVNo Rights of Stockholder.  A holder of a SAR, as such, shall not be entitled to vote or receive dividends or be deemed the holder of the Shares underlying the SAR for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder of a SAR, as such, any of the rights or obligations of a stockholder of the Company, unless and until Shares are actually issued to and held of record by such holder upon settlement of the SARs following valid exercise thereof.

ARTICLE VChange in Control.  Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the SARs without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

Section 5.1The Committee may provide for the continuation or assumption of the SARs and this Agreement by the acquiring or successor entity (or parent thereof), including the Company if it is the surviving entity, or for the substitution of the SARs and this Agreement with a substitute award with terms comparable to the SARs and this Agreement (in each case with appropriate adjustments as to the Exercise Price and the number and type of Shares (or other securities) underlying the Award or substitute award).  The determination of such appropriate adjustments and comparability shall be made by the Committee.

Section 5.2The Committee may provide for the cancellation of all or any portion of the SARs for their Intrinsic Value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction.  If at the time of a Change in Control such Intrinsic Value is equal to or less than zero (i.e., the Exercise Price of the SARs equals or exceeds the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction), then the Committee may provide for the cancellation of the SARs without the payment of any consideration therefor.

ARTICLE VIMiscellaneous Provisions.

Section 6.1Notices.  All notices, requests and other communications under this Agreement (other than a notice of exercise, which shall be provided in accordance with Section 3) shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:
Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention: Chief Executive Officer
Telecopy:  (877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention: General Counsel
Telecopy:  (877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

Section 6.2Entire Agreement.  This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

Section 6.3Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 6.4Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.5Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 6.6Plan.  The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

Section 6.7Governing Law.  The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

Section 6.8No Right to Continued Service.  The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of the Participant.

Section 6.9WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:

Michael W. Kosloske

Chairman, President and Chief Executive
Officer

PARTICIPANT

Landon A. Jordan

Exhibit B – Example Calculation of Adjusted EBITDA

(ATTACHED)

American Service Insurance Agency, LLC

Exhibit B – Example Calculation of Adjusted EBITDA

[This exhibit is omitted in accordance with Item 601(b)(2) of Regulation S-K.  The exhibit contains a sample calculation of “Adjusted EBITDA” for purposes of the Membership Interest Purchase Agreement.  The issuer agrees that the issuer will furnish supplementally a copy of this exhibit to the Commission upon the Commission’s request.]